Patriot Transportation Holding, Inc. DEFA 14A

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLUE HORIZON PARTNERS, INC.,

BLUE HORIZON PARTNERS MERGER SUB, INC.,

and

PATRIOT TRANSPORTATION HOLDING, INC.

Dated as of November 1, 2023

i

ii

Exhibit A          Form of Articles of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2023 (this “Agreement”), is made by and among Blue Horizon Partners, Inc., an Oklahoma corporation (“Parent”), Blue Horizon Partners Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Patriot Transportation Holding, Inc., a Florida corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.1 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.          The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act, as amended (the “FBCA”)], pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.10 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B.           The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.           The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.           The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) agreed to recommend that the Company’s stockholders adopt this Agreement.

E.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into this Agreement, each of the Supporting Stockholders has granted to the members of the Company Board who are not individually a party to the Support Agreement (in their capacity as such, collectively, the “Proxy Holder”) an irrevocable proxy and entering into an agreement with the Proxy Holder and the Company (such proxy and agreement, collectively, the “Support Agreement”), pursuant to which, subject to the terms and conditions therein, and among other things, the Supporting Stockholders irrevocably appoint the Proxy Holder as their proxy to vote all of the Shares owned by them in favor of the approval and adoption of this Agreement and the Merger.

F.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
The Merger

1.1          The Merger.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the FBCA and shall have the effects set forth in this Agreement and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b)        At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.7). In addition, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.7).

(c)        At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each such directors or officers to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(d)        If, at any time after the Effective Time, the Surviving Corporation shall determine, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2          Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Central Time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause the articles of merger (the “Articles of Merger” ) to be executed and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and shall make all other filings required under the FBCA. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Florida, or such later date and time as is agreed upon by the parties and specified in the Articles of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

Article 2
Conversion of Securities IN THE MERGER

2.1          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)        Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b), shall be converted automatically into the right to receive $16.26 per Share (the “Merger Consideration”), payable to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.4, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)        Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held (i) by the Company as treasury stock, (ii) by any direct or indirect wholly owned Subsidiary of the Company, or (iii) directly by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)        Merger Sub Equity Interests(a). Each share of common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation (i.e., 100,000 shares in the aggregate) and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2          Payment for Securities; Surrender of Certificates.

(a)        Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)        Procedures for Surrender.

(i)           Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section  2.4), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent or the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 607.1302 of the FBCA.

(ii)          Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 607.1302 of the FBCA.

(c)        Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)        Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.4, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)        Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3          Treatment of Equity Under Company Equity Plan.

(a)        Treatment of Company Stock Options. At the Effective Time, each outstanding and unexercised Company Stock Option, whether vested or unvested, whether exercisable or unexercisable, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company (other than the provision of advance notice of such cancellation to the holder thereof), become fully vested and be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to (x) the total number of Shares underlying such Company Stock Option, multiplied by (y) the excess, if any, of (i) the Merger Consideration over (ii) the per-share exercise price of such Company Stock Option.

(b)        Treatment of Company Stock Appreciation Rights. At the Effective Time, each outstanding Company Stock Appreciation Right, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof or the Company (other than the provision of advance notice of such cancellation to the holder thereof), become fully vested and be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to (x) the total number of shares underlying such Company Stock Appreciation Right multiplied by (y) the excess of (i) the Merger Consideration over (ii) the SAR Price.

(c)        Payment by Surviving Corporation. The Surviving Corporation or an applicable Subsidiary shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Awards in the amounts described in Sections 2.3(a) and 2.3(b), less any Taxes required to be withheld under applicable Law with respect to such payments simultaneously with or immediately following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five (5) Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.3 relate to a Company Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Award and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treasury Regulations Section 1-409A-3(j)(4)(ix)), but in no event later than five (5) Business Days after such time.

(d)        Termination of the Company Equity Plan. As of the Effective Time, the Company Equity Plan shall be terminated and no further Shares or Company Awards in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Award or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3.

(e)        Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions (including obtaining any employee consents) as are reasonably necessary to effect the transactions described in this Section 2.3.

2.4          Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation or an applicable Subsidiary. and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. In the event any such Person (a “Payor”) determines that any amounts otherwise payable pursuant to this Agreement would be subject to deduction or withholding under applicable Law (other than deduction or withholding required (x) in connection with compensation for services or (y) as a result of the failure by the Person otherwise entitled to such amounts (a “Payee”) to deliver timely to the Payor, to the extent required by applicable Law to avoid such deduction or withholding, a duly complete IRS Form W-9 or IRS Form W-8, as applicable), (a) the Payor shall use commercially reasonable efforts to notify the applicable Payee prior to the date on which such deduction or withholding is anticipated to occur, and (b) the Payor and the Payee shall use commercially reasonable efforts to cooperate to minimize or eliminate such deduction or withholding as permitted by applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.5          Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1 or is otherwise prohibited or restricted by any other provision of this Agreement.

Article 3
Representations and Warranties of the Company

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule and any other representation or warranty made elsewhere in Article 3, in either case to which the relevance of such item is reasonably apparent on the face of such disclosure, or (b) as otherwise disclosed or identified in the Company SEC Documents filed and publicly available at least three (3) Business Days prior to the date hereof, other than any risk factor disclosures (excluding statements of historical fact) in any such Company SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company SEC Document (it being agreed that any matter disclosed in the Company SEC Documents shall not be deemed disclosed for purposes of the Company Fundamental Reps), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:

3.1          Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Company’s Subsidiaries, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Articles of Incorporation, as amended (the “Company Charter”), and the Amended and Restated Bylaws, as amended (the “Company Bylaws”), of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and such documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. The Company has delivered or made available to Parent true, complete and correct copies of its Subsidiaries’ current certificate or articles of incorporation and bylaws (or equivalent organizational documents), and each of them is in full force and effect in all material respects, and none of the Company’s Subsidiaries is in violation in any material respect of any provision of the foregoing documents.

3.2          Capitalization.

(a)        The authorized capital stock of the Company consists of twenty-five million (25,000,000) Shares and five million (5,000,000) shares of preferred stock (“Company Preferred Stock”). As of the close of business on October 26, 2023 (the “Reference Date”), (i) 3,526,489 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 750,293 Shares are subject to outstanding Company Stock Options, (iii) 257,009 Shares are subject to outstanding Company Stock Appreciation Rights, (iv) no shares of Company Preferred Stock were issued and outstanding, and (v) no Shares are held in the treasury of the Company. Except for the Company Awards convertible into not more than an aggregate of 750,293 Shares under the Company Equity Plan and the 257,009 Shares subject to Company Stock Appreciation Rights, as of the Reference Date there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including any shareholders agreements, voting trusts, proxies or other similar agreements or any obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests of the Company, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since January 1, 2021, and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with its terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b)        The Company has previously provided Parent with a true and complete list, as of the date hereof, with respect to each outstanding Company Award, (i) the holder thereof, (ii) the grant date thereof, (iii) the vesting conditions thereof and (iv) the total number of Shares or total amount of cash, as applicable, that may be received pursuant thereto. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c)        Section 3.2(c) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens other than (x) Liens with respect to the Company Credit Facility, (y) Permitted Liens under clause (viii) of the definition thereof, and (z) transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. No Subsidiary of the Company owns any Shares or any capital stock of, or other Equity Interests in, the Company.

(d)        Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other debt securities, the holders of which have the right to vote, whether on an as-converted basis or otherwise, (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.3          Authority; Execution and Delivery; Enforceability.

(a)        The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at Law or in equity).

(b)        The Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board), at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Meeting, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, subject to Section 5.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c)        Subject to the accuracy of Section 4.7, the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) has taken all necessary actions so that the restrictions on business combinations set forth in Section 607.0901 of the FBCA and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, affiliated transaction, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary for the Company to consummate the Transactions.

3.4          No Conflicts.

(a)        The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, directly or indirectly (with or without notice or lapse of time, or both) (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter, the Company Bylaws or any organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party (or by which any of their respective properties or assets are bound), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NASDAQ, (ii) any applicable requirements of any Antitrust Laws, (iii) the filing and recordation of the Articles of Merger as required by the FBCA, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5          SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)        The Company has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2020, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC or is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b)        As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of the last such filing) each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. There has been no material correspondence between the SEC and the Company since January 1, 2020 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.

(c)        The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and (iii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company SEC Financial Statement) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments that are not material in amount or nature and the absence of notes. None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)        The Company has filed or furnished all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents.

(e)        The Company has designed and maintains a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Except as described on Section 3.5(e) of the Company Disclosure Schedule, there were no material weaknesses or significant deficiencies, identified in management’s assessment of internal control over financial reporting as of and for the years ended December 31, 2021 and 2022 (nor has any such weakness or additional deficiency been identified as of the date hereof) or any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, attorney representing the Company or other Representative of the Company or any of its Subsidiaries, has received or made any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices.

(f)        The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or adequately reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations incurred pursuant to the Transactions, (iv) for liabilities incurred that have been discharged or paid in full prior to the date of this Agreement and (v) for liabilities and obligations that, individually or in the aggregate, have not been, and would not reasonably be expected to have a Company Material Adverse Effect.

3.6          Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement, (a) except for any Permitted Actions, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as described in Section 3.6 of the Company Disclosure Schedule, since December 31, 2022, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to Subsections 5.1(a-g), (n), (o), (q), (r), (v), (w) and (z) (but, in the case of Section 5.1(z), solely with respect to the enumerated subsections of Section 5.1 previously listed in this sentence), had the covenants therein applied since December 31, 2022.

3.7          Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or untrue (except that no representation or warranty is made by the Company with respect to any statements made therein based on information supplied by or on behalf of Parent specifically for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8          Litigation.

(a)        Except (i) as set forth on Section 3.8 of the Company Disclosure Schedule, or (ii) for Proceedings, if resolved adversely to the Company or any of its Subsidiaries, that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, and none of the Company or any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)        There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Entity, which would materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transaction. The Company is not subject to any outstanding Order that would materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions.

3.9          Compliance with Laws. Except as set forth on Section 3.9 of the Company Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and during the three (3) years prior to the date hereof has been, in compliance with all applicable Laws in all material respects, (b) during the three (3) years prior to the date hereof, no written Proceedings have been received by, and to the Knowledge of the Company, no Proceedings have been filed against, and (c) no investigation by any Governmental Entity has been initiated with respect to the Company or any of its Subsidiaries alleging material noncompliance with any Laws, other than, in each case, requests for information or audits in the ordinary course.

3.10        Governmental Consents; Permits; etc.

(a)        Except for (i) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement, (ii) compliance with the rules and regulations of the NASDAQ, (iii) compliance with any applicable state securities or blue sky Laws, or (iv) as set forth on Section 3.10 of the Company Disclosure Schedule, and except in connection with facts or circumstances relating solely to Parent or any of its affiliates, no consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or the other Transactions, other than any such consent, approval, authorization, declaration or filing that, if not obtained, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Except as has not had or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have obtained, and are, and during the three (3) years prior to the date hereof have been, in compliance with, all Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use, and maintain their assets in the manner in which they are now operated and maintained, and to conduct their business, taken as a whole, as currently conducted, and such Permits are in full force and effect. Since January 1, 2021, there are no pending or, to the Knowledge of the Company, threatened limitations, terminations, expirations or revocations of such Permits other than such limitations, terminations, expirations or revocations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding written notices received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.

3.11        Employee Benefit Plans.

(a)        Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has any Liability (contingent or otherwise); provided, for the avoidance of doubt, that individual employment contracts for employees who are not executives or officers that do not provide for severance payments or benefits and that do not otherwise deviate from the standard form that has been provided to Parent need not be set forth on Section 3.11(a) of the Company Disclosure Schedule. With respect to each Company Benefit Plan, a copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements.

(b)        Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect:

(i)           each Company Benefit Plan complies and has been established, maintained, funded, operated, and administered in accordance with its terms and the requirements of all Laws applicable thereto, including ERISA and the Code;

(ii)          each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii)         no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened;

(iv)         all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms;

(v)          there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan;

(vi)         there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and

(vii)        no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(c)        No Company Benefit Plan is, and none of the Company, its Subsidiaries, or any of its ERISA Affiliates, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to or otherwise had any Liability with respect to: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (ii) any Multiemployer Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any Liability: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)        Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) could (i) entitle any current or former service provider to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any current or former service provider or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, except for equity awards to non-employee directors of the Company, (iii) result in any forgiveness of indebtedness of any service provider, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (v) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans. The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(e)        Neither the Company nor any of its Subsidiaries has any Liability under any Company Benefit Plan or otherwise for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(f)        Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or any of its Subsidiaries that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

3.12        Employee and Labor Matters.

(a)        The Company has provided Parent with a list of the number of employees of the Company or any of its Subsidiaries by category (e.g., “driver” or “dispatcher”). Schedule 3.12(a) of the Company Disclosure Schedule sets forth compensation ranges for each category of employee that is complete and accurate in all material respects, as of the date hereof.

(b)        The Company has provided Parent with the number of all owner operators engaged by the Company or any of its Subsidiaries as of the date hereof.

(c)        The Company has provided Parent with the number of all non-owner operator independent contractors engaged by the Company or any of its Subsidiaries as of the date hereof.

(d)        Neither the Company nor any of its Subsidiaries is a party or bound to a collective bargaining agreement, agreement with any works council or similar labor contract. Since January 1, 2021, there has not occurred and, to the Knowledge of the Company, there has not been threatened (i) any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, or, to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Proceeding against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations, including any charge or complaint filed by an employee or union with the National Labor Relations Board or the U.S. Department of Labor – Management Standards, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

(e)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to labor or employment, including, without limitation, all Laws relating to terms and conditions of employment, fair employment practices, background checks, occupational health and safety, wages, child labor, immigration, authorization to work, employment discrimination, harassment, retaliation, worker classification (including classification of exempt employees and classification of independent contractors), withholding of Taxes, disability rights or benefits, leaves of absences, paid sick leave, privacy, benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, collective bargaining, labor relations, social welfare obligations and unemployment insurance and related matters.

(f)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole: (i) all current owner operators and other independent contractors engaged by the Company or any of its Subsidiaries are properly classified as independent contractors for Tax, wage and hour, benefits and all other purposes; (ii) all current and former employees of the Company or any of its Subsidiaries classified as exempt from the Fair Labor Standards Act and state and local wage and hour and other Laws in any of the past three years are and have been properly classified as exempt for all purposes under such Laws; and (iii) the Company and each of its Subsidiaries are in material compliance with all Laws relating to drivers who perform or have performed services for the Company or any of its Subsidiaries, including employee and independent contractor drivers.

(g)        None of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of its Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director or employee of the Company or any of its Subsidiaries. There are no, and since January 1, 2021, there have not been any Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have investigated all material sexual harassment or other material harassment or discrimination allegations with respect to current and former employees of which they are or were aware.

(h)        Except as set forth on Section 3.12(h) of the Company Disclosure Schedule, or that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries has been a party to or to the Knowledge of the Company, threatened with any Proceeding involving any current or former applicant, employee, owner operator, other independent contractor, or other worker of the Company or any of its Subsidiaries, or otherwise relating to any labor or employment matters of the Company.

(i)        Since January 1, 2021, the Company and its Subsidiaries have not engaged in or implemented any “plant closing” or “mass layoff” of employees (in each case as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively “WARN Laws”)) or other actions that triggered notice obligations under any WARN Laws. In the past six (6)-months, the Company and its Subsidiaries have not carried out any layoffs, furloughs, or hours or pay reductions that would, if continued, constitute an “employment loss” (as defined in any WARN Laws) and that would, together with any “employment loss” (as that term is defined in any WARN Laws) in the past ninety (90) days, constitute a “mass layoff” or “plant closing” (as such terms are defined in any WARN Laws) and that would require notice under any WARN Laws. The Company and its Subsidiaries do not have any plans to undertake any “mass layoff” or “plant closing” that would reasonably be expected to trigger notice obligations under any WARN Laws.

3.13        Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule, or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)        Each of the Company and its Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Environmental Laws, which compliance includes, and has included, obtaining, maintaining, and complying with, and filing timely applications to renew, all Permits required under Environmental Laws for the operation of the business as conducted as of or for the three (3) years prior to the Closing Date.

(b)        Neither the Company nor any of its Subsidiaries has received written notice of a Proceeding or Order that remains outstanding or unresolved as of the date hereof, and to the Knowledge of the Company, no such Proceeding or Order is threatened, alleging any violation of, or liability arising under, applicable Environmental Laws, including any liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees under Environmental Laws.

(c)        Neither the Company nor its Subsidiaries has (i) disposed of, arranged for the disposal of or Released, excluding de minimis Releases in the ordinary course of business, (ii) owned, leased, or operated any property or facility contaminated by, (iii) exposed any Person to (excluding fueling and ordinary maintenance operations), or (iv) manufactured, distributed (excluding fueling and ordinary maintenance operations) or sold any Hazardous Substance, including at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their respective predecessors, in each case in a manner that has not been in material compliance with applicable Environmental Laws or that has given or would reasonably be expected to give rise to liabilities of the Company or its Subsidiaries pursuant to applicable Environmental Laws.

(d)        To the Knowledge of the Company, during the three (3) years prior to the date hereof, there has been no disposal or Release of any Hazardous Substance by any Third Party at, on, in or underneath any property that currently is (or in the preceding three (3) years has been) owned, leased or operated by the Company or any of its Subsidiaries, in each case in quantities or concentrations that have given or would reasonably be expected to give rise to liabilities of the Company or its Subsidiaries pursuant to applicable Environmental Laws.

(e)        The Company has made available all environmental audits, assessments, and reports (including all Phase I and Phase II reports) in the Company’s possession or control that have been prepared in the thirty-six (36) months prior to the date of this Agreement relating to any of the Company or its Subsidiaries, including any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries, or that disclose liabilities arising under, or noncompliance with, applicable Environmental Laws and Permits required under Environmental Laws.

3.14        Real Property; Title to Assets.

(a)        Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each parcel of Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)        Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied pursuant to a similar agreement by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement and any and all amendments and modifications relating thereto (collectively the “Leased Real Property Leases”). The Company or any of its Subsidiaries, as the case may be, holds a good and valid leasehold estate in all Company Leased Real Property pursuant to the Leased Real Property Leases, and the Company Leased Real Property is not subject to any Liens, other than Permitted Liens. Section 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list of each Leased Real Property Lease. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each Leased Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Leased Real Property Lease is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto, and is enforceable against the Company or such Subsidiary that is a party thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and (ii) neither the Company nor any of its Subsidiaries is, nor, to the Knowledge of the Company, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Leased Real Property Lease.

(c)        Section 3.14(c) of the Company Disclosure Schedule contains a complete and accurate list of each Landlord Lease with a Third Party, the Company or Subsidiary that is party thereto, and the portion of the Company Real Property that is leased or subleased pursuant thereto.

(d)        The Company Owned Real Property and the Company Leased Real Property are collectively referred to herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, (iii) to the Knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Real Property, and (iv) no casualty event has occurred with respect to all or any portion of the Company Real Property that has not been fully remedied in all material respects. No Third Party has been granted the right to lease or sublease all or any portion of the Company Real Property, except for Landlord Leases.

(e)        The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15        Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)        all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b)        each of the Company and its Subsidiaries has timely paid all Taxes due and payable (whether or not shown on any Tax Return), including any Taxes required to be collected or withheld in connection with amounts paid by or owing to any employee, creditor, or other Third Party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Company SEC Financial Statements;

(c)        no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries, or fully satisfied by payment;

(d)        there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending;

(e)        neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency;

(f)        neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (A) any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries);

(g)        neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed in whole or part by Section 355 of the Code (or so much of Section 356 as it relates to Section 355 of the Code) or Section 361 of the Code (or in each case, any similar provision of state, local, or non-U.S. Law) in the four (4) years prior to the date of this Agreement;

(h)        neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law) or as a transferee or successor, by Contract or otherwise (other than any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes);

(i)        neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar state, local or non-U.S. Law) executed prior to the Closing; (C) any installment sale or open transaction disposition made prior to the Closing; (D) any prepaid amount received, or deferred revenue accrued, prior to the Closing; (E) the application of Section 965 of the Code; (F) the use of any impermissible method of accounting used prior to the Closing; or (G) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8;

(j)        there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(k)        no rulings, requests for rulings, closing agreements or other written agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries;

(l)        no jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim within the last four (4) years that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction with respect to Taxes that are the subject of such Tax Return;

(m)        neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(n)        the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(o)        all related party transactions to which the Company or any of its Subsidiaries is a party have been conducted on an arms’ length basis in accordance with Section 482 of the Code (or any analogous or similar provision of state, local or non-U.S. Law) and are supported by contemporaneous transfer pricing documentation; and

(p)        except as set forth on Section 3.15(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for, utilized, obtained, relied on or otherwise taken advantage of, any loans, funding, grants, assistance, relief tax credit, deferral of taxes or other benefits of any kind under the CARES Act, including the deferral of employment taxes, or any other applicable Law passed in response to the COVID-19 pandemic or any economic effect thereof.

3.16        Material Contracts.

(a)        Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i)           (A) Contract relating to indebtedness for borrowed money or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, (B) Contract relating to any factoring, supplier, trade or vendor financing or (C) Contract under which it has advanced or loaned any other Person (other than the Company or any of its Subsidiaries), in each case of the foregoing clauses (A) and (B), in an amount in excess of $100,000, and in case of the foregoing clause (C), in an amount in excess of $50,000;

(ii)          guaranty of any financial obligation made on behalf of any Person other than the Company or any of its Subsidiaries or other guaranty, in each case, in an amount in excess of $100,000;

(iii)         Contract with respect to any interest rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries);

(iv)         Contract involving any resolution or settlement of any actual or threatened Proceeding against the Company or any of its Subsidiaries involving (A) a payment in excess of $500,000 which was not covered by insurance and entered into within the last three (3) years or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;

(v)          Leased Real Property Leases and Landlord Leases;

(vi)         lease or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or holds or operates any material personal property owned by any other party, or permits any Third Party to hold or operate any material personal property owned or controlled by the Company or any of its Subsidiaries, in each case for which the annual rental exceeds $150,000;

(vii)        agreements (A) relating to any pending or completed material business combination, merger, acquisition or divestiture or similar transaction by the Company or any of its Subsidiaries within the last three (3) years, (B) pursuant to which any of the Company or any of its Subsidiaries has remaining material obligations or liabilities relating to any completed material business combination, merger, acquisition or divestiture or similar transaction, or (C) giving any person the right to acquire any material equity interests, stock, assets or businesses of the Company or any of its Subsidiaries after the date hereof;

(viii)       Contract concerning (A) the formation, creation, operation, management or control of any joint venture, partnership or similar agreement or other similar arrangement with a Third Party or (B) the ownership of any equity interest in any entity or business other than the Subsidiaries of the Company, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix)          Contract pursuant to which (A) the Company or any of its Subsidiaries are licensed or otherwise permitted by a Third Party to use any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses of “shrink-wrap”, “click-wrap” and “off-the-shelf” software, and non-exclusive licenses of other software that is generally commercially available with one-time or aggregate annual license, maintenance, support and other fees of $100,000 or less per vendor) or (B) any Third Party is licensed or otherwise permitted to use any material Company Intellectual Property;

(x)           Contract which (A) expressly limits or prohibits the Company or any of its Subsidiaries from competing or freely engaging in business anywhere in the world, (B) purports to restrict the ability of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business or (C) contains any right of first refusal, right of first negotiation or offer, “most favored nation,” exclusivity or similar covenants that would materially restrict future business activity of the Company or any of its Subsidiaries following the Effective Time, excluding customary back-solicitation provisions;

(xi)          with respect to material Company Intellectual Property, any (A) Contract that limits the freedom or right of the Company or any of its Subsidiaries to use such Company Intellectual Property, (B) settlement Contract, consent-to-use or co-existence agreement or (C) Contract providing for the assignment, ownership, creation or development of such Company Intellectual Property (excluding employee and independent contractor agreements on the standard form of the Company or any of its Subsidiaries which are entered into in the ordinary course of business);

(xii)         Contract between any Governmental Entity and the Company or any of its Subsidiaries;

(xiii)        collective bargaining agreement, neutrality agreement, card check agreement or any other Contract with any union, works council or other labor organization affecting any employee of the Company or any of its Subsidiaries;

(xiv)       Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or its Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(xv)        Contract with suppliers of the Company and its Subsidiaries paid more than $250,000 for the 12-month period ending September 30, 2023;

(xvi)       Contract which restricts the payment of dividends or distributions in respect of any Equity Interests of the Company and its Subsidiaries; or

(xvii)      other than customer Contracts entered into in the ordinary course, any other Contract not covered by any other subsection hereof, which involves annual consideration in excess of $250,000.

(b)        Section 3.16(b) of the Company Disclosure Schedule contains a list, in alphabetical order, of the Company’s top fifteen customers by revenue for the 12-month period ending September 30, 2023.

(c)        The Company has delivered or made available to Parent or its Representatives, including by filing as exhibits to Company SEC Documents, as applicable (i) true and correct copies in all material respects of all written Contracts that are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule and (ii) information on all contracts with the customers set forth on Section 3.16(b) of the Company Disclosure Schedule (clauses (i) and (ii) collectively, the “Company Material Contracts”), together with all material amendments, waivers or other changes thereto (but subject, in each case, to redactions of pricing and other competitively sensitive information to the extent required by Antitrust Law).

(d)        Except for those that have terminated or expired in accordance with their terms, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries have performed the obligations required to be performed by it and is not in default under, in breach of, nor in receipt of any written claim of default or breach under, any Company Material Contract, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by the Company or any of its Subsidiaries under any Company Material Contract and (iii) as of the date hereof, to the Knowledge of the Company, there is no breach or threatened breach by the other parties to any Company Material Contract. Except for those that have terminated or expired in accordance with their terms, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all of the Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or its Subsidiaries party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and, to the Knowledge of the Company, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity).

3.17        International Trade and Anti-Corruption.

(a)        Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have, within the last three (3) years: (i) complied with applicable Trade Control Laws and Sanctions; (ii) maintained in place and implemented controls and systems reasonably designed to comply with applicable Trade Control Laws and Sanctions; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and (iv) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

(b)        Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any Person acting on behalf of any of the Company or its Subsidiaries, is currently, or has been in the last three (3) years: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Control Laws; or (iii) engaged in dealings, transactions, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(c)        In the last three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any Person acting on behalf of, or associated with the Company or any of its Subsidiaries, has at any time (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of Anti-Corruption Laws; (ii) used any corporate funds for unlawful political or charitable contributions, gifts, hospitality, travel, entertainment or other unlawful expenses relating to political activity; or (iii) has otherwise been in violation of any Anti-Corruption Laws in any respect. At all times during the past three (3) years, the Company has maintained and enforced policies and procedures designed to ensure compliance by the Company with the Anti-Corruption Laws.

(d)        During the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has (i) received in writing from any Governmental Entity any notice, inquiry, or internal or external allegation; (ii) been the subject of any investigation by any Governmental Entity; (iii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iv) conducted any internal investigation or audit, in each case (i)-(iv), relating to or arising from any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(e)        During the past three (3) years, neither the Company nor any of its Subsidiaries has received a civil investigative demand, claim notice, preservation letter or any investigative subpoena, notice, target letter, or equivalent from any Governmental Entity relating to any alleged material violations of Antitrust Laws by the Company or any of its Subsidiaries.

3.18        Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a correct and complete list of all material Insurance Policies. The Company has made available to Parent true and correct copies of such Insurance Policies prior to the date hereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all material Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity) and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any material Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.19        Intellectual Property.

(a)        Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list, including owner, title, application and registration numbers and dates, and jurisdiction, as applicable, of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending trademark applications, (iii) registered copyrights, and (iv) registered domain names, in each case that are included in the Company Intellectual Property (collectively, the “Company Registered IP”) and (v) material proprietary software that are included in the Company Intellectual Properties. Each item of Company Registered IP is subsisting, and has not been abandoned or cancelled. There are no suits or actions pending or, to the Knowledge of the Company, threatened against any Company Registered IP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        The Company and its Subsidiaries are the sole and exclusive owner of each item of material Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company and its Subsidiaries own or otherwise have sufficient rights in or are validly licensed to use, and, immediately after the Closing will continue to own or have sufficient rights in or be validly licensed to use, all Intellectual Properties that are used in or necessary for the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)        There are no Proceedings currently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated any Third Party’s Intellectual Property, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The operation of the business of the Company and its Subsidiaries as currently conducted and as conducted in the past three years, does not infringe, misappropriate, or violate, and has not infringed, misappropriated or violated, the Intellectual Property of any Third Party, except as has not resulted and would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Third Party is currently infringing, misappropriating or violating any Company Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)        During the last three years, (i) the Company and its Subsidiaries have taken steps that are commercially reasonable under the circumstances, including reasonable security measures, to protect and maintain the secrecy, confidentiality, and value of all material Trade Secrets owned or used by the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets. The Company and its Subsidiaries have taken commercially reasonable steps to execute appropriate confidentiality agreements and intellectual property and work product assignments with employees, independent contractors, and other Persons who have been involved in the development or creation of any Intellectual Property or adopted appropriate Company policies related to Intellectual Property that is purported to be owned by, and that is material to the conduct of the business of, the Company and its Subsidiaries, taken as a whole, except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no such current or former employees, independent contractors, or other Persons are in material breach of any such measures or policies.

(e)        Except as has not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect, taken as a whole, the information technology systems and operational technology systems (in each case, including all computer hardware, software, firmware, process automation, industrial control systems and telecommunications systems) owned, leased or licensed by the Company and its Subsidiaries (the “Systems”) (i) operate and perform in all material respects as required by the Company and its Subsidiaries, and have not malfunctioned or failed during the last three (3) years (other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and its Subsidiaries, taken as a whole, and which have been remedied in all material respects), and (ii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

3.20        Privacy.

(a)        The Company and its Subsidiaries and, to the Knowledge of the Company, all affiliates, vendors, processors, or other Third Parties processing or otherwise accessing or sharing Personal Data by, for, with or on behalf of the Company and its Subsidiaries (“Data Partners”), comply and have at all times complied in all material respects with all Data Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)        The Company and its Subsidiaries have, and have required Data Partners to have, implemented, maintained, and materially complied with commercially reasonable administrative, technical, and physical safeguards that, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) protect against Security Incidents; (ii) identify and address internal and external risks to the privacy and security of Personal Data in their possession or control; (iii) monitor and improve adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Data and Systems; and (iv) enable the Company and its Subsidiaries to comply with applicable Data Security Requirements. None of the Company and its Subsidiaries, or to the Knowledge of the Company, any Data Partners have experienced a Security Incident.

(c)        The execution, delivery, and performance of this Agreement and the Transactions do not, and will not, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) conflict with or result in a violation or breach of any Data Security Requirements, or (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Data.

(d)        Neither the Company nor any of its Subsidiaries in relation to any Security Incident and/or Data Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) have been required to notify customers, consumers, employees, Governmental Entity, or any other Person; (ii) have received any written notice, request, claim, complaint, correspondence or other communication regarding non-compliance; and (iii) are subject to or aware of any pending or, to the Knowledge of the Company, threatened, Inquiry, investigation, action, suit, or proceeding by or before any court or Governmental Entity.

3.21        Affiliate Transactions. Except as set forth on Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Shares or any present or former director, executive officer, or affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the twelve (12) months preceding the date of this Agreement (each, an “Affiliate Contract”), except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business, and which has not been so disclosed in the Company SEC Documents.

3.22        Takeover Statutes. The Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) has taken all action necessary to exempt the Merger, this Agreement and the Transactions from Section 607.0901 of the FBCA and any other similar Takeover Statute and, to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal Laws applies to this Agreement or any of the Transactions.

3.23        Tractors and Trailers.

(a)        Section 3.23(a) of the Company Disclosure Schedule sets forth each tractor and trailer owned or leased or otherwise used by the Company and its Subsidiaries, categorized as follows: (i) currently used in operations, even if undergoing ordinary course repairs or maintenance (the “Operational Tractors and Trailers”), (ii) trailers not currently used in operations that are past due on either a one-year or five-year inspection and which inspection and the subsequent repairs to bring that trailer into a compliant operating condition will not be done prior to Closing (the “Spare Trailers”), (iii) wrecked, or otherwise not assigned to operations, and (iv) held for sale. Each of the Operational Tractors and Trailers: (w) is roadworthy and adequate for use in the ordinary course of business, except for repairs occurring or needed in the ordinary course of business, (x) meets all applicable operating condition requirements of the U.S. Department of Transportation, (y) with respect to trailers, except for Spare Trailers, as of the most recent required test or inspection date, meets or exceeds the standards of the U.S. Department of Transportation’s tank inspections and tests inclusive of the External Visual Inspection, the Leakage Test, the EPA Method 27 Test, the Internal Visual Inspection, the Pressure Test, the Lining Test, the Thickness Test, and the Upper Coupler Inspection and other applicable Laws, in each case to the extent tests apply to any usage of such trailer by the Company or its Subsidiaries historically, and (z) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted.

(b)        Each of the Operational Tractors and Trailers is properly licensed and registered with applicable authorities in accordance with applicable Laws, and such licenses and registrations are current.

(c)        Since January 1, 2022 none of the Company or its Subsidiaries has an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. During the twelve (12) months immediately preceding the date of this Agreement, all information provided to the FMCSA by the Company and its Subsidiaries in connection with the FMCSA’s Compliance Safety Accountability program has been true, accurate and complete in all material respects and the Company has provided Parent all BASIC rating percentiles for the last thirty-six months.

3.24        Broker’s Fees. Except for the fees and expenses of Cassel Salpeter & Co., LLC (the “Company Financial Advisor”), the Company’s financial advisors, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. Prior to the execution of this Agreement, the Company has provided a complete copy of the Company Financial Advisor’s engagement letters (and any amendments thereto) to Parent.

3.25        Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company Board its opinion in writing, to the effect that, as of the date of such written opinion and based upon and subject to the factors, assumptions, procedures, qualifications, limitations and other matters considered in connection with the preparation thereof and as set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the execution of this Agreement, such opinion has not been withdrawn, revoked, or modified.

3.26        No Other Representations or Warranties.

(a)        The Company acknowledges that neither Parent, Merger Sub nor any Person on their behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 4. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent and Merger Sub and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to the Company, its Subsidiaries or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to the Company, its Subsidiaries or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 4.

(b)        Except for the representations and warranties contained in this Article 3, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

3.27        Dissenting Shares. Pursuant to FBCA 607.1302, no holder of any Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the FBCA or otherwise, as a result of or in connection with the Transactions, including the Merger.

Article 4
Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure schedule delivered concurrently with the execution of this Agreement by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”, and together with the Company Disclosure Schedule, the “Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date that:

4.1          Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization, except, in each case, where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.2          Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at Law or in equity).

4.3          No Conflicts.

(a)        The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the articles of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub, pursuant to, any material Contract or material Permit to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NASDAQ, (ii) as required or advisable under any applicable Antitrust Laws, (iii) the filing and recordation of the Articles of Merger as required by the FBCA, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4          Legal Proceedings. As of the date of this Agreement, (a) there is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5          Financial Capability.

(a)        As of the date of this Agreement, Parent has received an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and any associated fee letter, the “Debt Financing Commitment Letter” ), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of debt financing set forth therein (the “Debt Financing” ), in each case, solely for the Financing Purposes.

(b)        A true and complete copy of the Debt Financing Commitment Letter (other than the fee letter, which is addressed below) has been previously provided to the Company. All fees (if any) required to be paid under the Debt Financing Commitment Letter on or prior to the date hereof have been paid in full by Parent. As of the date hereof, the Debt Financing Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms. As of the date hereof, the Debt Financing Commitment Letter has not been amended, modified, withdrawn, terminated or rescinded in any respect. To the Knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, the Debt Financing Commitment Letter is currently contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letter as of the date of this Agreement).

(c)        Assuming (i) the accuracy in all material respects of the representations and warranties set forth in Article 3 and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement in all material respects, the aggregate proceeds contemplated by the Debt Financing Commitment Letter plus available cash will be sufficient for Parent to consummate the transactions contemplated by this Agreement, including (A) paying the Merger Consideration, (B) paying all out-of-pocket expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, (C) paying any indebtedness required to be repaid, refinanced, redeemed, retired, cancelled or terminated in connection with the consummation of the Merger and (D) satisfying all of its other obligations under this Agreement and the other agreements and instruments contemplated hereby (collectively, the “Financing Purposes” ).

(d)        Except for the fee letter referred to in the Debt Financing Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only fee amounts, “market flex” provisions, “securities demand” provisions, pricing terms, pricing caps and other commercially sensitive terms redacted (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Purposes and to the extent that any such redacted term shall be modified in such a way to impact the conditionality of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Purposes, then such modified term shall be disclosed to the Company)) and customary engagement letters and fee credit letters related to the Debt Financing (which engagement letters and fee credit letters do not relate to any terms that may adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Purposes), as of the date hereof, there are no side letters or other agreements or contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Commitment Letter.

(e)          Neither the fee letter referred to in the Debt Financing Commitment Letter nor any other Contract between the Debt Financing Sources, on the one hand, and Parent or any of its affiliates, on the other hand, contains any conditions precedent or other contingencies (other than as set forth in the Debt Financing Commitment Letter) (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Financing Commitment Letter below the amount required to pay the Financing Purposes or (y) that could otherwise materially affect the conditionality, enforceability or availability of the Debt Financing Commitment Letter with respect to all or any portion of the Debt Financing required to pay the Financing Purposes. As of the date hereof, neither Parent nor Merger Sub (x) is in breach of any of the terms or conditions set forth in the Debt Financing Commitment Letter and, to the Knowledge of the Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Debt Financing Commitment Letter or (y) has any reason to believe that any of the conditions to the Debt Financing would not be satisfied on a timely basis or that the Debt Financing would not be available to Parent on the Closing Date in at least the amount required to pay the Financing Purposes.

4.6          Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

4.7           Ownership of Company Capital Stock. None of Parent, Merger Sub or any other Subsidiary of Parent is, nor at any time in the last three years has been, an “interested shareholder” of the Company as defined in Section 607.0901 of the FBCA (other than as contemplated by this Agreement).

4.8          Solvency. Assuming (i) the satisfaction of the conditions set forth in Article 6 (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (ii) that the Company is Solvent as of the date hereof and at and immediately after the Closing, (iii) that the representations and warranties set forth in Article 3 as written are true and correct and (iv) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, after giving effect to the consummation of the Merger, including the Debt Financing, the Surviving Corporation will, to the Knowledge of Parent, be Solvent as of immediately after the consummation of the Merger. “Solvent” when used with respect to any Person, means that as of any date of determination (i) the “fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (ii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, taking into account the timing of and amounts of cash to be received by such Person and its Subsidiaries and the timing of and amounts of cash to be payable on or in respect of such Persons’ and its Subsidiaries’ indebtedness and (iii) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

4.9          Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10        Certain Arrangements. Other than this Agreement, as of the date hereof, none of Parent, Merger Sub or any of their affiliates (except, with respect to clause (a) below, non-controlled affiliates) is party to any Contract (a) with any director or officer of the Company or its Subsidiaries relating to the Transactions or the operations of the Surviving Corporation after the Effective Time or (b) pursuant to which any stockholder of the Company would, on a per Share basis, be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote against any Acquisition Proposal. As of the date hereof, none of Parent, Merger Sub or any of their affiliates is party to any Contract that would be required to be disclosed with respect to the Company under Item 1005(e) of Regulation M-A under the Exchange Act.

4.11        Brokers. Except for the fees and expenses of Stephens Inc., Parent’s financial advisor, neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12        No Other Representations and Warranties.

(a)        Each of Parent and Merger Sub has conducted its own independent review and analysis of the Company and its Subsidiaries and their respective businesses. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 3. Each of Parent and Merger Sub acknowledges and agrees that it has been furnished with, or given access to, all information and materials relating to the Company and its Subsidiaries that it has requested and representatives of the Company have answered all inquiries that Parent or Merger Sub has made of them concerning the Company and its Subsidiaries.

(b)        Except for the representations and warranties contained in this Article 4, neither the Parent, Merger Sub nor any Person on behalf of the Parent or Merger Sub makes any express or implied representation or warranty with respect to the Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

Article 5
Covenants

5.1          Conduct of Business by the Company Pending the Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 7, except (1) as expressly contemplated hereunder, (2) as required by applicable Law, Order or to comply with any notice from any Governmental Authority, (3) if Parent shall have consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) for any Permitted Actions, so long as the Company promptly notifies Parent of such actions and considers any reasonable requests of Parent with respect thereto or (5) as set forth on Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries, to use reasonable best efforts to (x) conduct its operations in the ordinary course of business and (y) preserve the goodwill and organization of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ relationships with lenders, customers, suppliers, vendors, officers, employees, consultants and other Persons having business relations with the Company and its Subsidiaries, and the Company shall not, and shall cause its Subsidiaries not to:

(a)        issue, deliver, sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the settlement of Company Awards outstanding as of the date hereof in accordance with their terms;

(b)        merge or consolidate the Company or any of its Subsidiaries with any Person;

(c)        acquire any material assets or any other Person or material business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, other than (A) purchases of equipment, inventory or other assets in the ordinary course of business and (B) an investment in any wholly owned Subsidiary of the Company;

(d)        effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization;

(e)        amend or otherwise change their certificates or articles of incorporation, bylaws or limited liability company agreements (or equivalent organizational documents) of the Company or any of its Subsidiaries;

(f)         make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any dividends or distributions from a wholly owned Subsidiary to another wholly owned Subsidiary or the Company or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Awards;

(g)        sell, dispose, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, charge or otherwise encumber all or any portion of its assets, except (i) Permitted Liens, (ii) sales in the ordinary course of business and dispositions of assets that are obsolete, worn out, surplus or no longer used and useful in the conduct of the business of the Company and its Subsidiaries, (iii)  any factoring arrangements entered into in the ordinary course of business, (iv) non-exclusive licenses of Intellectual Property in the ordinary course of business, or (v) any such transactions by and among the Company and its wholly owned Subsidiaries entered into in the ordinary course of business;

(h)        abandon or permit to lapse any material Company Intellectual Property outside of the ordinary course of business;

(i)         enter into any Affiliate Contracts;

(j)         except as permitted by Section 5.3, disclose any material Trade Secrets or material Confidential Information of the Company and its Subsidiaries to any Person, other than in the ordinary course of business, to Persons who are under a contractual, legal, or ethical obligation to maintain the confidentiality of such information;

(k)        make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any Person that (i) is not a wholly owned Subsidiary (except as required by the organizational documents of the Company’s Subsidiaries in effect as of the date hereof) or (ii) is a wholly owned Subsidiary (except in the ordinary course of business);

(l)         except pursuant to the planned equipment purchase orders and other planned investments set forth in Section 5.1(l) of the Company Disclosure Schedule, make any capital expenditures or commitments in excess of $1,000,000 in the aggregate (with any capital expenditures for the purchase of tractors and trailers netted against the proceeds from dispositions of tractors and trailers);

(m)       except pursuant to the planned acquisition of replacement capital assets set forth in Section 5.1(m) of the Company Disclosure Schedule, make any disposition of capital assets greater than $200,000 in the aggregate;

(n)        incur any indebtedness, except (i) accounts payable in the ordinary course of business, (ii) pursuant to the acquisition and disposition plan set forth in Section 5.1(l) of the Company Disclosure Schedule and (iii) draws under the line of credit in the ordinary course of business;

(o)        except to the extent required under any Company Benefit Plan set forth on Section 3.11(a) of the Company Disclosure Schedule in effect as of the date of this Agreement, (i) grant to any current or former director, independent contractor, consultant, employee or officer of the Company or its Subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, other than increases in base salary for Company employees with annual base compensation less than $150,000 in the ordinary course of business, as part of the Company’s annual merit review process, provided that such increases shall not exceed 5% in the aggregate (relative to the aggregate base salary of the individuals permitted to receive an increase under this item), (ii) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, (iii) establish, enter into or adopt any Company Benefit Plan or amend or modify any Company Benefit Plan, other than any such amendments to existing Company Benefit Plans that are group health insurance plans or tax-qualified defined contribution retirement plans that are in the ordinary course of business and which do not materially increase, individually or in the aggregate, the annual cost to the Company and its Subsidiaries of the applicable Company Benefit Plan, or (iv) take any action to cause or accelerate the payment, funding, right to payment or vesting of any compensation or benefits under any existing Company Benefit Plan, other than as expressly provided pursuant to this Agreement. Notwithstanding the foregoing, the Company may pay performance-based bonuses to the extent earned pursuant to the Company’s the 2023 Bonus Plan in the ordinary course of business consistent with past practice;

(p)        hire any Person or terminate the employment or services of any employee (other than “for cause”), other than the hiring or terminating of employees with annual base salary or base wages less than $150,000 (in the ordinary course of business);

(q)        make any material change in the financial accounting policies or procedures used by the Company or any of its Subsidiaries or any of the methods of reporting income, deductions or other items for financial accounting purposes used by the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

(r)         make, change or revoke any material Tax election, adopt or change any Tax accounting period, adopt or change any Tax accounting method, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with a Governmental Entity with respect to Taxes, settle any Tax claim, audit, assessment or Proceeding with respect to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material Tax liability or surrender (other than pursuant to the expiration of an applicable statute of limitations) any right to claim a refund, offset or other reduction of a material amount of Taxes;

(s)        implement any “mass layoffs” that would reasonably be expected to trigger notification requirements pursuant to the WARN (as such terms are defined by the WARN);

(t)        settle, release, waive or compromise any existing, pending or threatened Proceeding if such settlement, release, waiver or compromise (i) with respect to the payment of monetary damages, involves the payment of monetary damages payable by the Company in excess of the Company’s self-insured retention limits, or (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, provided however that with respect to the clause (i), the Company will give written notice to Parent if it intends to settle any claim which exceeds $100,000 individually or $200,000 in the aggregate. For the avoidance of doubt, consent shall not be required for any settlement paid by an insurance company in the ordinary course of business;

(u)        (i) terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Company Material Contract, Leased Real Property Lease or Landlord Lease other than (x) any renewal, amendment or expiration in the ordinary course of business of such Company Material Contract, Leased Real Property Lease or Landlord Lease and (y) any termination due to a counterparty’s default thereunder or breach thereof, in the case of either clause (x) or (y), in accordance with the terms of such Company Material Contract, Leased Real Property Lease or Landlord Lease, as applicable, and (in the case of renewals pursuant to clause (x), on substantially the same terms (subject to customary increases in rent)), (ii) enter into any Contract that, if entered into prior to the date of this Agreement, would be a Company Material Contract (other than Contracts to provide services to customers entered into in the ordinary course), or enter into any Leased Real Property Lease or Landlord Lease, or (iii) waive any right under or release, settle or compromise any claim under any Company Material Contract, Leased Real Property Lease or Landlord Lease in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(v)        (i) modify, extend, or enter into any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(w)       enter into a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries (except for the liquidation or dissolution of any dormant Subsidiary) and or enter into a new line of business within the transportation and logistics industry;

(x)        adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to Parent and its controlled affiliates in connection with this Agreement or the Merger;

(y)        fail to maintain in full force and effect material Insurance Policies (including renewals thereof) covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(z)        agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 5.1.

Without limiting the scope of covenants of the Company set forth in this Section 5.1, the parties hereto acknowledge and agree that (A) nothing contained in this Section 5.1 is intended to give Parent, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (B) prior to the Closing, subject to this Section 5.1, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of itself and its Subsidiaries.

5.2           Access to Information, Employees and Facilities; Confidentiality.

(a)        From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to, provide Parent and Merger Sub and their respective Representatives with reasonable access during normal business hours and upon reasonable advance notice to the offices, properties (including for the purpose of conducting surveys thereon), facilities, books and records and officers, employees and other personnel of the Company and its Subsidiaries, and reasonably cooperate and promptly provide to Parent with any financial, operating and other data and information (including driver pay ranges by category, but not by individual driver)) which is routinely prepared for the Chief Executive Officer, Chief Financial Officer or Board of Directors of the Company by the Company or its Subsidiaries in the ordinary course of business (including monthly interim financial reports), in each case, as Parent may from time to time reasonably request; provided that (i) such access and disclosure shall not materially and unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or unreasonably interfere with the Company’s and its Subsidiaries’ ability to comply with their obligations hereunder or cause satisfaction of the conditions contemplated by Article 6 (unless Parent waives such compliance or satisfaction, as applicable, in writing), and (ii) nothing herein shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would be reasonably likely to (A) waive any attorney-client, work-product or legal privilege or (B) be in violation of applicable Law or the confidentiality obligations to a Third Party pursuant to a Contract to which the Company or any of its Subsidiaries is bound and was entered into prior to the date hereof. In the event that the Company or any of its Subsidiaries do not provide access to or disclose information in reliance on clause (i) or (ii) of the preceding sentence, the Company shall provide written notice to Parent that it is denying such access or withholding such information and shall use its reasonable best efforts to provide, to the extent feasible, the applicable information and/or the applicable access in a way that would not waive such privilege or contravene such Law, or confidentiality obligations (including through “outside counsel only” disclosure, redaction or other customary procedures (and, with respect to any contractual confidentiality obligations, by taking reasonable efforts to seek a waiver with respect to such contractual confidentiality obligations)). Parent and Merger Sub agree and acknowledge that all information they obtain as a result of access under this Section 5.2(a) shall be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company hereby provides consent to permit Parent to disclose any such information, including copies of this Agreement and the Transaction Documents and the terms hereof and thereof, to any Debt Financing sources, all of which information provided to such Debt Financing sources, for the avoidance of doubt, shall constitute Confidential Information; provided, that, such Debt Financing sources agree in writing to be bound by the confidentiality and use restrictions set forth in the Confidentiality Agreement and shall be deemed a Representative thereunder.

(b)        Each of Parent and the Company agrees and acknowledges that it remains bound by the non-disclosure agreement, by and between the Company and United Petroleum Transports, Inc. (as amended through the date hereof, the “Confidentiality Agreement”), and that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.

(c)        Except as permitted by Section 5.2(c) of the Company Disclosure Schedule nothing contained in this Agreement shall give Parent or its affiliates, directly or indirectly, rights to conduct or cause to be conducted an invasive environmental investigation of the current or former operations or facilities of the Company or its Subsidiaries without the prior written consent of the Company which shall not be unreasonably withheld, conditioned, or delayed. It is agreed that (i) a Phase I environmental report shall not be deemed invasive under the terms of this Agreement, and (ii) consent will not be withheld, conditioned, or delayed if a Phase I environmental report recommends additional investigation or remediation and such investigation or remediation can be undertaken in a manner that does not materially interfere with the operations of the Company’s business.

5.3           Go-Shop; No Solicitation.

(a)        Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (Jacksonville time) on the date that is (i) thirty (30) calendar days following the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives” ) shall have the right to (a) solicit, initiate, induce or encourage any Acquisition Proposals, or facilitate the making, submission or announcement of one or more Acquisition Proposals from any Person or its Representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement; (b) enter into, participate in or engage in discussions or negotiations with any Person or its Representatives with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal; and (c) otherwise cooperate with, assist, participate in or facilitate any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company will substantially concurrently (and in any event within twenty-four (24) hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided by or on behalf of the company to any Person or its Representatives pursuant to this Section 5.3(a) that was not previously made available to Parent and shall not provide to any such Person any non-public information of or relating to Parent, Merger Sub or any of their respective affiliates or Representatives.

(b)        Subject to the terms of this Section 5.3, from and after the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company shall not, and shall cause its Subsidiaries not to, instruct, authorize or knowingly permit any of their officers and directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Party any non-public information relating to the Company or its Subsidiaries or afford to any Third Party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Party with respect to an Acquisition Proposal or Inquiry (other than informing such Third Parties of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company and its Subsidiaries shall be required to enforce, and shall not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board or a duly authorized committee thereof acting with the full force and authority of the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably likely be inconsistent with its fiduciary duties under applicable Law). Without limiting the foregoing, it is agreed that any violation of the restrictions in this Section 5.3(b) applicable to the Company by any of its and its Subsidiaries’ directors, officers, managers, partners or employees shall be deemed to be a breach of this Section 5.3(b) by the Company for all purposes hereunder.

(c)        Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3(c), from the No-Shop Period Start Date until the Company’s receipt of the Company Stockholder Approval, the Company and its Subsidiaries and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, (i) contact any Third Party in writing (with a request that any response from such Third Party is in writing) with respect to an Acquisition Proposal submitted by such Third Party solely to clarify any ambiguous terms and conditions thereof that are necessary to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal (without the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) being required to make the determination in the following clause (ii)(y)), and (ii) participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case (x) with respect to an Acquisition Proposal that was not the result of any material breach of Section 5.3(b) and (y) only if the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal and (2) the failure to enter into discussions regarding such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that (A) the Company shall provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently (but in no event later than twenty-four (24) hours after) the time it is provided to such Person; (B) the Company and its Subsidiaries shall not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or any Inquiries, discussions or requests with respect to or the making any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, in each case, without the prior written consent of Parent; and (C) any competitively sensitive information or data provided to any such Person or group or their Representatives shall be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, on the same basis made available to Parent or its Representatives.

(d)        No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section  5.3(e), at no time after the date hereof may the Company Board (or a committee thereof):

(i)           (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub in any material respect (it being understood that it shall be considered a modification adverse to Parent and Merger Sub that is material if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) fails to publicly recommend against acceptance of such tender or exchange offer by the holders of Shares within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act); (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) within five (5) Business Days of Parent’s written request, fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the stockholders of the Company; (E) cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, or other commitment or agreement in principle with respect to, or that is intended to result in, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(a)); or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, neither the delivery by the Company to Parent of any notice contemplated by Section  5.3(e) nor any determination by the Company Board (or a committee thereof) contemplated by Section  5.3(e) in connection with such notice will, in and of itself, constitute a Company Board Recommendation Change; or

(ii)          cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)        Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i)           the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event, fact, circumstance, development or occurrence with respect to the Company and its Subsidiaries, taken as a whole, that (A) was not known to, or reasonably foreseeable by, the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) as of the date hereof and becomes known by the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) prior to obtaining the Company Stockholder Approval (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement); and (B) does not involve or relate to (x) the receipt, existence or terms of any Acquisition Proposal (or any proposal or Inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal) or (y) changes in the market price or trading volume of the Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law and if and only if:

(1)           the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section  5.3(e)(i) which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2)           prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event; and (B) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (U.S. Central Time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and

(3)           following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and Merger Sub’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably likely be inconsistent with its fiduciary duties under applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall automatically recommence and be extended for three (3) Business Days from the day of such notification.

(ii)          if the Company has received an Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 7.1(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (x) or (y) unless:

(1)           the Company, its Subsidiaries and its and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(2)           (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received an Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section  5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (x) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to offer such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub during the Proposal Notice Period, in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (U.S. Central Time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (which shall be deemed to include any change to the financial terms of such proposal) the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section  5.3(e)(ii)(2) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be five (5) Business Days);

(3)           following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section  5.3(e)(ii)(2), the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) shall have concluded in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal; and

(4)           in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(d).

(f)         Notice.

(i)           The Company shall, as promptly as reasonably practicable (and, in any event, within thirty-six (36) hours), notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives has received any written Acquisition Proposals, including copies of any written materials relating thereto provided to the Company or its Representatives.

(ii)          From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company shall promptly (and, in any event, within thirty-six (36) hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section  5.3(f)(i), are received by the Company or any of its Representatives. Such notice must include (A) the identity of the Third Party making such Inquiries, offers or proposals, (B) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (C); and (C) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis (and in any event within twenty-four (24) hours after receipt) as requested by Parent, of the status (and supplementally provide the material terms or changes to the terms) of any such Inquiries, offers or proposals (including any amendments thereto and copies of any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(iii)         The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof that prohibits compliance with this Section 5.3(f).

(iv)         Notwithstanding any Company Board Recommendation Change, unless this Agreement shall have been terminated in accordance with Article 7, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) neither the Company Board nor any committee thereof shall submit to the stockholders of the Company any Acquisition Proposal, or, except as permitted herein, propose to do so.

(g)        Certain Disclosures. Nothing in this Agreement will prohibit the Company or its Subsidiaries or the Company Board (or a committee thereof) from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3(g) or (iv) making any disclosure to the holders of Shares as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section  5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or its Subsidiaries or the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or its Subsidiaries or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section  5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

5.4          Company Stockholder Meeting; Proxy Statement.

(a)        Unless this Agreement is terminated in accordance with Article 7, the Company shall, in accordance with applicable Law, the rules of the NASDAQ and the Company’s organizational documents, take the following actions:

(i)           establish a record date, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Company Meeting”) as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. In relation to the Company Meeting and the conduct of business thereat, the Company shall comply with its articles of incorporation and bylaws and applicable Law; and

(ii)          prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event no later than fifteen (15) Business Days after the date of this Agreement, a proxy statement relating to the solicitation of proxies from the holders of Shares for the approval of this Agreement (the “Proxy Statement”) (provided that if Parent or Merger Sub breach this Section 5.4, such period to prepare and file the Proxy Statement shall be extended for each day Parent or Merger Sub is in such breach), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and mailed to its stockholders as promptly as reasonably practicable after such clearance. The Company shall include in the Proxy Statement (and any supplement or amendment thereto) the Company Board Recommendation (subject to Section 5.3(d) and Section 5.3(e)) and shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the Company Stockholder Approval.

(b)        Parent and Merger Sub shall reasonably cooperate in the preparation of the Proxy Statement and shall promptly (and in any event no later than five (5) days after the date of the Company’s written request therefor) provide to the Company all information regarding Parent or Merger Sub or any of their respective affiliates that is required by applicable Law in connection with the preparation and filing of the Proxy Statement and any amendment or supplement thereto. Unless a Company Board Recommendation Change has occurred, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and keep Parent reasonably informed as to the proxy solicitation process for the Company Meeting (including interim results). The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Company Board Recommendation Change.

(c)        The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement (including a summary of any oral conversations). The Company (with assistance from Parent and Merger Sub reasonably requested by the Company) shall use its reasonable best efforts to promptly respond to and resolve all comments of the SEC received on the Proxy Statement. Prior to the submission of the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, the Company shall reasonably cooperate and provide Parent and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall take into account any comments reasonably proposed by Parent in good faith (it being understood that Parent shall provide any such comments reasonably promptly). The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed as promptly as reasonably practicable.

(d)        If any event occurs with respect to the Company or its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(e)        If any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(f)        The Company may postpone or adjourn the Company Meeting to a date that is no later than forty-five (45) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (v) if required by Law.

5.5          Regulatory Filings; Consents.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article 6 to be satisfied and to consummate and make effective the Merger and the other Transactions as promptly as practicable. Notwithstanding the foregoing, any party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties hereto under this Section 5.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient party, unless express written permission is obtained in advance from the source of the materials.

(b)        Except as prohibited by applicable Law or Order, each of Parent, Merger Sub and the Company shall use reasonable best efforts to (i) cooperate reasonably with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other Inquiry by or before a Governmental Entity relating to the Transactions, including by allowing legal counsel to the other party to have a reasonable and customary opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other parties hereto of (and, if in writing, supply to the other parties’ legal counsel) any material communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Entity, in each case regarding any of the Transactions, (iii) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the Transactions, which each party may redact any materials (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable attorney-client or other privileged, confidentiality or competitively sensitive information concerns, and (iv) to the extent permitted by the Governmental Entity, participate in material meetings, presentations, consultations, and discussions related to obtaining any approvals required in connection with the Transactions. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under any Antitrust Law or other necessary government approval, excluding personal identifier information and other confidential business information.

(c)        Unless prohibited by applicable Law or Order or by the applicable Governmental Entity, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) not participate in or attend any material meeting, or engage in any material conversation (other than ministerial conversations) with any Governmental Entity in respect of the Transactions without the other, (ii) give the other reasonable prior notice of any such material meeting or material conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Entity from participating or attending any such material meeting or engaging in any such material conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.

(d)        In furtherance and not in limitation of the actions and obligations described in Section 5.5(b) and Section 5.5(c), each of Parent and the Company shall use its reasonable best efforts to promptly (and in any event, prior to the Outside Date) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any Antitrust Law or other applicable Law or Order. In connection therewith, if any Proceeding is instituted (or threatened to be instituted), which Proceeding challenges any transaction contemplated by this Agreement as in violation of any other Antitrust Law or Order or other applicable Law, each of Parent and the Company shall use its reasonable best efforts to promptly contest and resist any such Proceeding, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal. Each of Parent and the Company shall use its reasonable best efforts to take such actions as may be required to cause the expiration or termination of the waiting, notice or review periods under any Antitrust Law or Order or other applicable Law with respect to the Transactions as promptly as possible after the execution of this Agreement (and in any event prior to the Outside Date).

(e)        Notwithstanding anything to the contrary in this Section 5.5, from the date of this Agreement until the Closing, neither Parent nor any of its affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would be reasonably expected to prevent the consummation of the Transactions by the Outside Date.

5.6          Employee Benefit Matters.

(a)        During the period commencing at the Closing Date and ending on the date that is six (6) months following the Closing Date (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation during the Continuation Period, (i) an annual base salary or wage rate and a target annual cash bonus opportunity that is not less than the annual base salary or wage rate and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity and equity-based compensation and defined benefit pension benefits) that are not less than substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time (including severance and group health insurance benefits).

(b)        Without limiting the generality of Section 5.6(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the Continuation Period or, if sooner, until all obligations thereunder have been satisfied, each Company Benefit Plan that is set forth on Section 5.6(b) of the Company Disclosure Schedule, in each case, as in effect at the Effective Time, in accordance with the terms of such Company Benefit Plans. For the avoidance of doubt, nothing herein shall impede Parent’s ability to amend each Company Benefit Plan in accordance with the terms therein.

(c)        Section 5.6(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan that is a fiscal 2023 cash-based short-term bonus plan, excluding any commission-based bonus plans (each, a “2023 Bonus Plan”) as well as the Continuing Employees who participate in each such 2023 Bonus Plan and, to the extent such plans provide for target bonus amounts, their target bonuses thereunder. For the avoidance of doubt, 2023 Bonus Plans do not include incentives and commissions earned by commissioned sales personnel. If the Closing occurs prior to the payment of outstanding amounts under any 2023 Bonus Plan, then Parent shall, or shall cause its affiliates (including the Surviving Corporation and its Subsidiaries) to (A) pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each Continuing Employee who participates in such 2023 Bonus Plan in an amount equal to the amount actually earned under such plan based on the 2023 performance criteria, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable 2023 Bonus Plan, and (B) maintain the 2023 Bonus Plans on the same terms and conditions, and with respect to the same targets and performance measures (to the extent applicable), as were in effect immediately prior to the Effective Time, in each case of (A) and (B), subject to the proper accrual by the Company for such bonuses as of the Effective Time with respect to any portion of calendar year 2023 that has elapsed as of the Effective Time. If any Continuing Employee is terminated without cause by the Company prior to the payment of outstanding amounts actually earned by such Continuing Employee, under any applicable 2023 Bonus Plan after the Effective Time, then Parent shall, or shall cause its affiliates (including the Surviving Corporation and its Subsidiaries) to pay to such Continuing Employee, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus in an amount equal to the amount actually earned under such plan based on the 2023 performance criteria, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable 2023 Bonus Plan.

(d)        With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (including any vacation, paid time off and severance plans), in which the Continuing Employees will participate (other than any plan providing for qualified or non-qualified defined benefit pension benefits, nonqualified deferred compensation, equity or equity-based compensation, or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation, in each case, to the extent permitted by the terms of the plan and applicable Law; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e)        Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to use reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(f)         Parent shall cause the Surviving Company to, and the Surviving Company shall, promptly pay the change of control payments due to employees pursuant to the Change of Control Agreements set forth on Section 5.6(f) of the Company Disclosure Schedule.

(g)        Without limiting the generality of Section 9.9, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or other current or former service provider of the Company (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.6 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.7          Indemnification.

(a)        From and after the Effective Time, Parent shall, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, and shall advance expenses as incurred, (i) to the fullest extent permitted under applicable Law, (ii) to the fullest extent permitted under each of the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) to the fullest extent permitted under any Contract or indemnification agreement to which the Company or its Subsidiaries is a party and legally in effect as of the date of this Agreement, each current and former director, officer and employee of the Company or its Subsidiaries, including any such individual who serves or has served as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or alleged Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, and whether claimed prior to, at or after the Effective Time, including in connection with (A) this Agreement or the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee.

(b)        Parent agrees that all rights to exculpation, indemnification contribution and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to, the Effective Time (including in connection with this Agreement or the Transactions) in favor of any Indemnitee as provided in each of the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or under any Contract or indemnification agreement to which the Company or its Subsidiaries is a party and legally in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect exculpation, indemnification, contribution and advancement of expenses provisions in the applicable party’s certificate or articles of incorporation and bylaws or similar organization documents that are no less favorable to the Indemnitees than those that exist in the Company Charter and Company Bylaws in effect as of the date of this Agreement or under any Contract or indemnification agreement of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification, contribution and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)        For six (6) years from and after the Effective Time, Parent shall and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the current and former directors, officers and employees of the Company or its Subsidiaries, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall and the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such current and former directors, officers and employees with such coverage for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company shall be permitted, at its sole discretion, and entitled to obtain such prepaid policies or “tail” directors and officers insurance policies (subject to the aforementioned premium cap) that provide such coverage prior to the Effective Time.

(d)        In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall cause, proper provision to be made so that such successor or assign shall expressly assume and succeed to the obligations set forth in this Section 5.7.

(e)        The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to which the Indemnitee is entitled, whether pursuant to Law, contract or otherwise, including rights to exculpation, advancement, indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or under any Contract or indemnification agreement of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

(f)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to current and former directors’, officers’ and employees’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective current or former directors, officers or employees, it being understood and agreed that the exculpation, contribution indemnification or advancement of expenses provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

5.8          Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.9          Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) shall take all actions required to render such Takeover Statute inapplicable to the foregoing.

5.10        Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11        Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation that is brought or, to the Knowledge of the Company, threatened, and shall keep Parent reasonably and promptly informed on a current basis with respect to the status thereof. Without limiting the generality of the foregoing, the Company shall not settle any such stockholder litigation or related Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.12        Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.13        Publicity. The initial press release announcing this Agreement, any ancillary agreements and the Transactions shall be in substantially the form mutually agreed upon by Parent and the Company. No other press release, public announcement or public filing related to this Agreement or the Transactions, or prior to the Closing or any other announcement or communication to the customers or suppliers of the Company or its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), unless required by Law or stock exchange rules; provided that (x) no party hereto shall be required to obtain approval or provide materials for review in respect of information that has previously been made public without breach of the obligations under this Section 5.13 and contained in the applicable press release, announcement, public filing or communication, (y) the Company shall not be required to obtain approval or provide materials for review with respect to any matters referred to in, and made in compliance with, Section 5.3 and (z) Parent and its affiliates shall be permitted to make communications to, and provide ordinary course information to any equityholders, existing or prospective partners, members, managers and investors of Parent or its affiliates, in each case, who are subject to customary confidentiality restrictions. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use its reasonable best efforts to provide the other party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto.

5.14        Financing Cooperation.

(a)        Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries and Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries). Without limiting the generality of the foregoing, such commercially reasonable efforts in any event shall include:

(i)           upon reasonable notice, directing employees of the Company and its Subsidiaries with appropriate seniority and expertise to be available at reasonable times and participating in a reasonable number of meetings (including one-on-one meetings or conference calls with the Debt Financing Sources), drafting sessions and presentations; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;

(ii)          providing reasonable and customary assistance to Parent with Parent’s preparation of customary documents, memoranda, diligence, materials, and customary documents reasonably necessary in connection with the Debt Financing and providing reasonably timely and customary access to diligence materials, appropriate personnel and properties during normal business hours and on reasonable advance notice to allow the Debt Financing Sources and their representatives to complete all reasonable due diligence; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers, including the Confidentiality Agreement; (B) as reasonably requested in writing (e-mail being sufficient) by Parent; and (C) limited to information to be contained therein with respect to the Company and its Subsidiaries;

(iii)         to the extent requested by Debt Financing Sources, furnishing Parent, reasonably promptly upon written request, with such historical financial, statistical and other pertinent business information relating to the Company and its Subsidiaries as may be reasonably requested by Parent (which notice shall state with reasonable specificity the information requested), as is customarily required with financings of the type similar to the Debt Financing and reasonably available and prepared by or for the Company and its Subsidiaries in the ordinary course of business; provided, that, the Company shall not be responsible in any manner for any pro forma financial information or financial statements;

(iv)         facilitating, effective no earlier than the Effective Time, simultaneously with, and conditioned upon, and subject to the occurrence of, the Closing, the execution and delivery of definitive financing, pledge, security and guarantee documents relating to the Debt Financing;

(v)          providing documentation and other information with respect to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, in each case as reasonably requested by Parent in writing;

(vi)         (A) cooperating in connection with the repayment or defeasance of any existing indebtedness of the Company and its Subsidiaries as of the Effective Time and the release of related Liens, including delivering such payoff, defeasance, termination or similar notices under any existing financing documents of the Company and its Subsidiaries as are reasonably requested by Parent (provided, that in the case of clause (B), the Company shall not be required to deliver any notices, commitments, terminations or other documents that are not conditioned on, and subject to the occurrence of, the Closing);

(vii)        to the extent requested by Parent in writing, obtaining from the Company’s independent auditors customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the Debt Financing;

(viii)       providing reasonable and customary assistance with respect to Parent attempting to obtain any third-party consents associated with the Debt Financing which shall not be required to be effective until as of, and subject to the occurrence of, the Closing;

(ix)          reasonably cooperating with the marketing efforts of Parent and its financing sources for any Debt Financing, including providing reasonable consent to the use of the Company’s or its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill;

(x)           to the extent reasonably requested in writing by Parent and necessary in connection with the Debt Financing, mailing and e-mailing requests for estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees, and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to such Debt Financing Source;

(xi)          as may be reasonably requested by Parent, no earlier than immediately prior to the Effective Time, and provided such actions would not adversely affect the Tax status of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be subject to additional Taxes, transferring or otherwise restructuring its ownership of existing Subsidiaries of the Company, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company; and

(xii)         to the extent reasonably requested in writing (e-mail being sufficient) by Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Parent, the Debt Financing Sources, and each of their respective Representatives to conduct customary appraisal, survey field work and, as permitted by Section 5.2(c), environmental and engineering inspections of each Company Real Property, tractors, trailers, and other assets.

(b)        Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under Section 5.14 to the extent that it: (i) unreasonably interferes with the ongoing business or operations of the Company or its Subsidiaries; (ii) requires the Company or its Subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing (except those fees, expenses and liabilities that are reimbursable by Parent); or (iii) requires the Company or its Subsidiaries or their respective Representatives to execute, deliver or enter into, or perform any agreement, document, certificate or instrument (or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Effective Time) with respect to the Debt Financing (other than with respect to customary authorization letters with respect to the Debt Financing) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which is not contingent upon the Closing or would be effective at or prior to the Effective Time (it being understood that in no event shall any officer or director of the Company or its Subsidiaries be required to take any such action described in this clause (iii) unless such Person shall be continuing in such role following the Effective Time, and shall only be required to do so in such continuing capacity).

(c)        Parent shall reimburse or cause to be reimbursed the Company and its Subsidiaries promptly upon written demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and out-of-pocket accountants’ fees) (other than in respect of the preparation of customary historical and ordinary course financial statements already prepared by the Company or its Subsidiaries in the ordinary course of their business and/or with respect to information or materials already in the possession or control of the Company or its Subsidiaries) incurred by the Company or its Subsidiaries and their Representatives in connection with the cooperation under this Section 5.14 and any action taken by them at the request of Parent pursuant to this Section 5.14 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to this Section 5.14), and shall indemnify and hold harmless the Company, its Subsidiaries, and their Representatives and each of the Company’s, its Subsidiaries’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties” ) from and against any and all documented out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith, in each case, except to the extent such costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities are suffered or incurred as a result of bad faith, gross negligence or willful misconduct by any Financing Indemnified Party as determined by a court of competent jurisdiction in a final judgment not subject to further appeal. The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties. This Section 5.14 shall survive the termination of this Agreement (and in the event the Merger and the other transactions contemplated hereby are not consummated, notwithstanding anything to the contrary in this Agreement, Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under this Section 5.14, reimbursable under this Section 5.14 and not previously reimbursed and any indemnification obligations under this Section 5.14, in each case, without regard to any other limitations on liability set forth in this Agreement).

(d)        If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 5.14, the Debt Financing or the Debt Financing Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason, and such portion is required to satisfy the Financing Purposes, Parent shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) subject to the third to last sentence of this Section 5.14(d), use its reasonable best efforts promptly to arrange for a firm commitment for alternative financing (“Replacement Debt Financing” ) (which, shall not, without the prior consent of the Company, (A) impose any new or additional condition or otherwise expand any condition to the receipt of the Debt Financing that makes the funding of the Debt Financing in an amount required to satisfy the Financing Purposes less likely to occur or (B) otherwise be on terms and conditions that are materially less favorable to Parent from a conditionality or enforceability perspective than the terms and conditions of the Debt Financing Commitment Letter) to replace the financing contemplated by such expired, terminated, or unavailable commitment or arrangement or any portion thereof in an amount sufficient, when added to the portion of the Debt Financing that remains available, to satisfy the Financing Purposes. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.14 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Financing Commitment Letter (including the market flex provisions) or agree to any other term materially less favorable to Parent or the Company than such corresponding term contained in or contemplated by the Debt Financing Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Copies of any new financing commitment letter, including any term sheet, annex and any agreements related thereto entered into in connection with any Replacement Debt Financing (including any related fee letter (with fee amount redacted to the extent required by the applicable financing source)) shall be promptly provided to the Company and in any event within forty-eight (48) hours of receipt by Parent of a final executed copy of such new financing commitment letter. In such event, (1) the term “Debt Financing” will be deemed to include any Replacement Debt Financing and (2) the term “Debt Financing Commitment Letter” will be deemed to include any commitment letters with respect to such Replacement Debt Financing.

5.15        Company Indebtedness. The Company shall have delivered to Parent at least two (2) Business Days prior to the Closing Date (a) an appropriate and customary payoff letter with respect to the Company Credit Facility (the “Payoff Letters”), in each case, specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letters) and (b) all documentation relating to the release of all Liens with respect to the Company Credit Facility (including any termination statements on Form UCC-3, or other releases).

5.16        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and any conveyance fees, recording charges and other similar fees and charges (including any penalties and interest imposed thereon) incurred by the Company or the Surviving Corporation in connection with the Merger shall be borne by the Surviving Corporation.

5.17        280G Analysis. The Company shall use commercially reasonable efforts to deliver to Parent, within twenty (20) Business Days after the date of this Agreement, estimated calculations for any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) and may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transactions, which calculations shall be subject to the reasonable review and comment of Parent, and which calculation shall be updated within five (5) days prior to the Effective Time.

Article 6
Conditions to Consummation of the Merger

6.1          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)        Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)        No Restraints. No Law, including any Antitrust Law, or outstanding Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger shall be in effect (each restraint described by this Section 6.1(b), a “Closing Legal Impediment”).

6.2          Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)        The representations and warranties (i) set forth in the Parent and Merger Sub Fundamental Reps shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article 4 (other than the Parent and Merger Sub Fundamental Reps) shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b)        Parent and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, subject to the right to cure such failure (if curable) by the earlier of (i) fifteen (15) Business Days after the Company provided written notice of such failure to Parent and (ii) the third (3rd) Business Day prior to the Outside Date.

(c)        Parent shall have delivered to the Company a certificate, dated the Closing Date and signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, acting in such corporate capacity and not individually, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3          Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)        The representations and warranties (i) set forth in the first and second sentences of Section 3.2(a) shall be true and correct in all but de minimis respects, other than as resulting from permitted exercises of existing outstanding Company Stock Options following the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the Company Fundamental Reps (other than the representations and warranties listed in the immediately preceding clause (i)) shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in Article 3 (other than the representations and warranties listed in the immediately preceding clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, subject to the Company’s right to cure such failure (if curable) by the earlier of (i) fifteen (15) Business Days after Parent provided written notice of such failure to the Company and (ii) the third (3rd) Business Day prior to the Outside Date.

(c)        Since the date hereof, there shall not have been a Company Material Adverse Effect.

(d)        Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, acting in his corporate capacity and not individually, stating that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)        Parent shall have obtained the Debt Financing necessary for consummation of the Merger.

(f)        Parent shall have received from the Company restrictive covenant agreements or amendments to restrictive covenant agreements executed and delivered by the Company and each of Rob Sandlin and Matt McNulty in the Form included in Section 6.3(f) of the Company Disclosure Schedule.

6.4          Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

Article 7
Termination, Amendment and Waiver

7.1          Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval) only as follows:

(a)        By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)        By Parent (on behalf of itself and Merger Sub), if the Transactions have not been consummated on or before 11:59 p.m. Jacksonville time, on the Outside Date; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if Parent or Merger Sub’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to the Outside Date;

(c)        By the Company, if the Transactions have not been consummated on or before the Outside Date; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if the Company’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to such Outside Date;

(d)        By the Company, prior to the time at which the Company Stockholder Approval has been obtained, if such termination is permitted by Section 5.3(e)(ii) (Superior Proposal); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) unless the Company complies in all material respects with the requirements of Section 5.3(e)(ii) (Superior Proposal) before the Company terminates pursuant to this Section 7.1(d) and concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee, if and to the extent applicable, in accordance with Section 7.2(a)(i);

(e)        By Parent, prior to the time at which the Company Stockholder Approval has been obtained, if (i) the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice provided to Parent (and not made public by the Company or its Subsidiaries or their respective Representatives) of the Company’s intention to make a Company Board Recommendation Change prior to effecting such Company Board Recommendation Change in accordance with Section 5.3 shall not by itself constitute a Company Board Recommendation Change), or (ii) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal;

(f)         By either the Company or Parent (on behalf of itself and Merger Sub), if the Company Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained at such meeting;

(g)        By either the Company or Parent (on behalf of itself and Merger Sub), if there is in effect any final, non-appealable Closing Legal Impediment; provided that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(g) if a material breach of Parent’s or the Company’s, respectively, obligations under this Agreement has been the principal cause of such Order, applicable Law or failure of such condition to be satisfied;

(h)        By Parent (on behalf of itself and Merger Sub), if Parent and Merger Sub are not in material breach of any of their obligations under this Agreement, and if the Company has breached in any material respect any of its representations or warranties or failed to perform in any material respect any its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.1, Section 6.3(a) (Company Representations and Warranties), Section 6.3(b) (Company Covenants) or Section 6.3(c) (Material Adverse Effect) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) days after Parent provided written notice of such breach to the Company and (ii) the third (3rd) Business Day prior to the Outside Date;

(i)         By the Company, if it is not in material breach of any of its obligations under this Agreement, and if Parent or Merger Sub shall have breached in any material respect any of their representations or warranties or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.1 or Section 6.2 incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) days after the Company provided written notice of such breach to Parent and (ii) the third Business Day prior to the Outside Date; or

(j)         By the Company, if (i) all of the conditions to the obligations of the Parent to consummate the Closing set forth in Section 6.1 or Section 6.2 (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived and the date on which the Closing should have taken place pursuant to Section 1.2 has occurred, (ii) the Company has delivered to Parent a written notice at least three (3) Business Days prior to such termination confirming that, if Parent performed its obligations hereunder to consummate the Closing, the Company is ready, willing and able to consummate the Closing and (iii) Parent has failed to consummate the Closing pursuant to Section 1.2 within three (3) Business Days after the later to occur of (x) delivery of the written notice specified in clause (ii) above and (y) the date by which the Closing is required to have occurred pursuant to Section 1.2.

7.2          Termination Fees and Expenses.

(a)        The Company shall pay or cause to be paid to Parent the Company Termination Fee if any of the following occur:

(i)           this Agreement is terminated by the Company pursuant to Section 7.1(d) (Superior Proposal);

(ii)          this Agreement is terminated by Parent pursuant to Section 7.1(e) (Change in Recommendation); or

(iii)         (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(f) (Company Stockholder Approval), (B) an Acquisition Proposal (provided that for purposes of this clause (iii), all references to “25%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”) made by a Third Party that is reasonably capable of consummating such Acquisition Proposal has been publicly disclosed after the date of this Agreement and prior to the date of such termination and has not been withdrawn prior to the Outside Date, and (C) within twelve (12) months after such termination, the Company and/or its Subsidiaries consummate any Acquisition Proposal.

(b)        Parent shall pay to the Company the Parent Termination Fee if any of the following occur:

(i)           this Agreement is terminated by the Company pursuant to Section 7.1(i) or Section 7.1(j); or

(ii)          this Agreement is terminated by Parent or Merger Sub pursuant to Section 7.1(b) or 7.1(c) and the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i) or Section 7.1(j) without regard to the expiration of the applicable cure period; or

(iii)         this Agreement is terminated by Company, Parent or Merger Sub pursuant to Section 7.1(b) and the Parent shall not have obtained the Debt Financing necessary for consummation of the Merger or which is necessary to satisfy Parent’s condition to Closing in Section 6.3(e).

(c)        Any Termination Fee due under this Section 7.2 shall be paid to the appropriate party by wire transfer of same-day funds on the second (2nd) Business Day immediately following the date of termination of this Agreement, except that any Company Termination Fee payable pursuant to Section 7.1(d) and Section 7.2(a)(i) shall be paid concurrently with such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

(d)        The parties hereto acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions, and that without these agreements, the parties would not enter into this Agreement, and (ii) any Termination Fee, if, as and when required to be paid pursuant to this Section 7.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the aggrieved party in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Accordingly, if the party obligated to pay a Termination Fee (the “Termination Fee Payor” ) fails to promptly pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, the recipient party (the “Termination Fee Payee” ) commences a suit that results in a judgment against the Termination Fee Payor for any amounts due pursuant to this Section 7.2, the Termination Fee Payor shall pay to the Termination Fee Payee its and its affiliates’ out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (collectively, “Termination Fee Collection Costs”); provided that in no event shall Payor be required to pay Termination Fee Collection Costs in an aggregate amount exceeding $250,000.

(e)        Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise), then the sole and exclusive remedy of the Company, its affiliates and each of its and its affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Company Related Parties”), whether at law, in equity, in contract, in tort or otherwise, against any of Parent, Merger Sub, any of their respective affiliates, any of their and their affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Parent Related Parties”) for any breach, loss, Liability or damage in connection with this Agreement, any other agreements and instruments contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be the Company’s right (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Parent Termination Fee, if applicable, plus the Termination Fee Collection Costs, if any, and (iii) to seek recovery of damages incurred or suffered as a result of a Willful and Material Breach of, or Fraud with respect to, any of Parent’s representations, warranties, covenants or other agreements set forth in this Agreement where such Willful and Material Breach or Fraud is the principal cause of a condition contained in Section 6.1 or Section 6.2 to (x) be incapable of being satisfied by the Outside Date or (y) if capable of being satisfied by the Outside Date, to not have been satisfied by the Outside Date. Except as expressly contemplated hereby, Parent will not (nor will any other Parent Related Party) have any other liability or obligation to the Company or any other Company Related Party relating to or arising out of this Agreement or any other agreement or instrument contemplated hereby, or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary herein, (x) this Section  7.2(e) shall not relieve Parent from any Liability for any breaches of the Confidentiality Agreement and (y) it is agreed and understood that, notwithstanding anything herein to the contrary, the Company shall be entitled, under all circumstances, to pursue claims for both (1) specific performance or other injunctive or equitable relief under Section 9.11 (Specific Performance) as well as (2) monetary damages hereunder, but shall not be entitled to receive both an award of monetary damages, on the one hand, and specific performance or other injunctive or equitable relief, on the other hand.

(f)        Notwithstanding anything to the contrary in this Agreement, if the Company breaches or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise), then the sole and exclusive remedy of Parent and the Parent Related Parties, whether at law, in equity, in contract, in tort or otherwise, against any of the Company or the Company Related Parties for any breach, loss or damage in connection with this Agreement, any other agreements or instruments contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be Parent’s right (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Company Termination Fee, if applicable, plus the Termination Fee Collection Costs, if any, and (iii) to seek recovery of damages incurred or suffered as a result of a Willful and Material Breach of, or Fraud with respect to, any of the Company’s representations, warranties, covenants or other agreements set forth in this Agreement where such Willful and Material Breach or Fraud is the principal cause of a condition contained in Section 6.1 or Section 6.3 to (x) be incapable of being satisfied by the Outside Date or (y) if capable of being satisfied by the Outside Date, to not have been satisfied by the Outside Date. In the event that Company Termination Fee is paid to Parent in accordance with Section 7.2(b), then the sole and exclusive remedy of Parent and the Parent Related Parties, whether at law, in equity, in contract, in tort or otherwise, against any of the Company or the Company Related Parties for any breach, loss or damage in connection with this Agreement, any other agreement or instrument contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be as set forth in clause (ii) of the immediately preceding sentence. Except as expressly contemplated hereby, the Company will not (nor will any other Company Related Party) have any other liability or obligation to Parent or any other Parent Related Party relating to or arising out of this Agreement or any other agreement or instrument contemplated hereby, or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary herein, (x) this Section 7.2(f) shall not relieve the Company from any Liability for any breaches of the Confidentiality Agreement and (y) it is agreed and understood that, notwithstanding anything herein to the contrary, Parent shall be entitled, under all circumstances, to pursue claims for both (1) specific performance or other injunctive or equitable relief under Section 9.11 (Specific Performance) as well as (2) any Company Termination Fee or monetary damages hereunder, but shall not be entitled to receive both an award of monetary damages or the Company Termination Fee on the one hand, and specific performance or other injunctive or equitable relief, on the other hand.

7.3          Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Article 7 (Termination, Amendment and Waiver), Section 8.1 (Definitions), Section 9.1 (Fees and Expenses), Section 9.5 (References), Section 9.6 (Construction), Section 9.9 (Third-Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), Section 9.14 (Governing Law), Section 9.15 (Consent to Jurisdiction), Section 9.17 (Non-Recourse), the last sentence of Section 5.2(a) (Access to Information; Confidentiality), and Section 5.14 (Financing Cooperation) each of which shall survive the termination of this Agreement). Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement in accordance with its respective terms and (b) subject to Section 7.2, nothing herein shall relieve the Company from liabilities or damages incurred or suffered as a result of Fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement. Prior to any termination of this Agreement, nothing in this Article 7 shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with the terms of this Agreement.

Article 8
Definitions

8.1          Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means an agreement with the Company or its Subsidiaries that is executed, delivered and effective after the date hereof containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company or its Subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that the provisions contained therein are not materially less favorable, in the aggregate, to the Company and its Subsidiaries than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, however, that such confidentiality agreement shall not prevent the Company from complying with its obligation to provide any disclosure to Parent pursuant to Section 5.2 and prohibit compliance by the Company with any of the provisions of Section 5.3. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a Third Party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means, other than a proposal made by Parent or its affiliates with respect to the Transactions, any offer, proposal, indication of interest or Inquiry by a third-party, contemplating or otherwise relating to any transaction or series of transactions involving any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries constituting 25% or more of the consolidated assets of the Company and its Subsidiaries (excluding cash), or to which 25% or more of the net income, revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; or (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of record or beneficial ownership of 25% or more of any class of equity or voting securities of the Company or securities convertible into or exchangeable for such securities (including by tender offer, exchange offer, self-tender, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions) (any transaction described by the foregoing clauses (i) and (ii), an “Acquisition Transaction”).

“Acquisition Transaction” has the meaning set forth in the definition of “Acquisition Proposal.”

“affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. In no event shall a portfolio company (other than Parent or Merger Sub) or investment fund, in either case, affiliated with Parent be considered to be an affiliate of the Company or any of its Subsidiaries or of Parent or Merger Sub.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to corruption and bribery, such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that Antitrust Law specifically excludes any Laws related to the Committee on Foreign Investment in the United States).

“Automotive Authority” means any foreign, federal or state regulatory authority governing the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Automotive Law” means any foreign, federal, state or local Law regulating the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles and all applicable Orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Consolidated Appropriations Act, 2021, or any similar applicable federal, state or local Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Awards” means the Company Stock Options and the Company Stock Appreciation Rights.

“Company Credit Facility” means that certain Amended and Restated 2021 Credit Agreement, dated July 6, 2021, between the Company, as borrower, and Wells Fargo Bank, N.A., as lender, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Company Equity Plan” means the Company’s 2014 Equity Incentive Plan, as amended, effective as of January 28, 2015.

“Company Fundamental Reps” means Section 3.1 (Organization and Corporate Power); Sections 3.2(a)-(b) (Capitalization); Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.24 (Broker’s Fees).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger or the Transactions or the compliance by the Company with its obligations under this Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (b) only, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development relating to (i) the announcement, pendency, or consummation of the Transactions (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the Transactions, including any impact on relationships, contractual or otherwise, with customers, vendors, lessors and lessees, independent contractors, suppliers, investors, lenders, or employees of the Company and its subsidiaries); (ii) conditions generally affecting the industries in which the Company and its Subsidiaries participate; (iii) the economy as a whole or the capital, financial, debt, credit, or securities markets in the United States or elsewhere in the world; (iv) the taking of any action to the extent expressly required by this Agreement (but excluding the first paragraph of Section 5.1 of this Agreement); (v) any change after the date hereof in applicable Laws or the interpretation thereof by Governmental Entities; (vi) any change after the date hereof in GAAP; (vii) the commencement, continuation or escalation of a war whether or not declared, material armed hostilities or other material international or national calamity or act of terrorism; (viii) volcanoes, tsunamis, pandemics or disease outbreaks (including COVID-19 or any COVID-19 Measures), earthquakes, hurricanes, tornados, wildfires or other natural disasters or acts of GOD; (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided herein) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); (x) changes after the date hereof in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company; (xi) the loss of customer or customers as a result of the announcement of the transactions contemplated by this Agreement; or (xii) the reduction in the number of drivers as a result on the announcement of the transactions contemplated by this Agreement (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (ii), (v), (vi), (vii) or (viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry or jurisdiction in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any of its Subsidiaries thereunder.

“Company Stock Appreciation Rights” means any stock appreciation right related to any Shares (whether such right will be settled in shares, cash or otherwise) issued pursuant to the Company Equity Plan.

“Company Stock Option” means each option to purchase Shares issued pursuant to the Company Equity Plan.

“Company Termination Fee” means an amount equal to One Million Eight Hundred Sixty Thousand Dollars ($1,860,000); provided, however, that in the event the Company Termination Fee becomes payable pursuant (i) Section 7.2(a)(i) or Section (7.2)(a)(ii) and termination occurs prior to the No-Shop Period Start Date or (ii) pursuant to Section 7.2(a)(iii) and the Acquisition Proposal in question was publicly disclosed prior to the No-Shop Period Start Date then, in the case of either of the immediately preceding clauses (i) or (ii), the company Termination Fee shall mean Nine Hundred Thirty Thousand Dollars ($930,000).

“Confidential Information” means any information disclosed to Recipient (as defined in the Confidentiality Agreement) or its directors, officers, employees, affiliates, agents or advisors under the Confidentiality Agreement by the Discloser (as defined in the Confidentiality Agreement) or its Representatives concerning the Discloser or its business, operations or assets or the Merger, (ii) any analyses, compilations, studies or other documents or records prepared by Recipient or its Representatives to the extent that such analyses, compilations, studies documents or reports contain, reflect or are based upon, in whole or in part, the information described in clause (i) above, (iii) any copies, reproductions or summaries of any of the foregoing, and (iv) the fact that discussions or negotiations are taking place concerning the Merger or any of the terms, conditions or other facts with respect to the Merger, including the status thereof. The term "Confidential Information" shall not include information that (x) is already in the possession of Recipient or its Representatives on a non-confidential basis from a source other than the Discloser or its Representatives, provided that such source is not, to the best of the knowledge of Recipient and its Representatives, subject to another confidentiality agreement with or other obligation of secrecy to the Discloser, (y) is or becomes generally available to the public other than as a result of a disclosure by Recipient or its Representatives, or (z) becomes available to Recipient or its Representatives on a non-confidential basis from a source other than the Discloser or its Representatives, provided that such source is not, to the best of the knowledge of Recipient and its Representatives, bound by a confidentiality agreement with or other obligation of secrecy to the Discloser.

“Contract” means any written or oral legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, instrument, license, sublicense and purchase orders or other commitment.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks, or any escalation or worsening of any of the foregoing (including subsequent waves).

“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, furlough, closure, sequester, safety or similar law, requirement, directive or mandate promulgated by any Governmental Entity, in each case in connection with or in response to COVID-19.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company and its Subsidiaries, to the conduct of their business, or to any of the Systems or any Personal Data: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI-DSS)); and (iv) Contracts and other arrangements to which the Company or any of its Subsidiaries have entered or by which they are otherwise bound.

“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment Letter, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment Letter or otherwise, and their successors and assigns.

“Environmental Law” means all applicable Laws that regulate pollution, protection of the environment or natural resources, public or worker health or safety (as relating to exposure to or management of Hazardous Substances), or the production, generation, manufacture, distribution, use, storage, treatment, transportation, recycling, Release, control, cleanup or other handling of, or exposure to, Hazardous Substance.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is, or at any relevant time was, together with the Company or any of its Subsidiaries, treated as a “single employer” under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means (i) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization, or (ii) any relative of a Person described in clause (i).

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including any Automotive Authority), whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange), or any arbitrational tribunal. For avoidance of doubt, Governmental Entity includes any Person or group of Persons, in whatever capacity, or Government Official required for Parent or Merger Sub to execute and deliver this Agreement and consummate the Transactions.

“Hazardous Substances” means any pollutant or contaminant, or any material, substance, mixture, chemical or waste defined or regulated as hazardous or toxic or for which liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics under Environmental Laws, including asbestos or asbestos-containing materials, pesticides, petroleum, petroleum products or byproducts, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, mold, radiation, noise and odor.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.

“Insurance Policies” means all insurance policies and arrangements held by or for the benefit of the Company, any of its Subsidiaries, or the business, assets or properties owned, leased or operated by the Company or any of its Subsidiaries, as the case may be.

“Intellectual Property” means any and all intellectual property rights (whether statutory or under common law) in any jurisdiction throughout the world, arising under or associated with: (i) registered and unregistered trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (ii) patents, patent applications, registered designs and similar or equivalent rights in inventions, (iii) copyrights, software, copyrightable works (and any other equivalent rights in works of authorship including software as a work of authorship), mask works and industrial designs, (iv) trade secrets and industrial secrets and any other intellectual property rights in proprietary, confidential or technical information, databases, data collections, algorithms, formulae, processes, techniques, technical data, and know-how (collectively, “Trade Secrets”), (v) all registrations, and applications for the registration or issuance of any of the foregoing, and (vi) any other similar or equivalent intellectual property rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the present, actual, conscious knowledge, after due inquiry, of the individuals listed in Section 8.1(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the present, actual, conscious knowledge, after due inquiry, of the individuals listed in Section 8.1(b) of the Company Disclosure Schedule, in the case of each of clauses (a) and (b), after reasonable inquiry of their direct reports.

“Landlord Leases” means the Leased Real Property Subleases and the Company Owned Real Property Leases.

“Law” means any law, statute, constitution, ordinance, rule, regulation, stock exchange listing requirement, treaty, regulation, decree, or other Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law and any Automotive Law.

“Leased Real Property Subleases” means all subleases, licenses or other agreements (together with all amendments and modifications thereto) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or material portion thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” means The Nasdaq Global Select Market.

“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of any Governmental Entity.

“Outside Date” means the date that is the seven (7)-month anniversary of the date hereof.

“Parent and Merger Sub Fundamental Reps” means Section 4.1 (Corporate Organization), Section 4.2 (Authority, Execution and Delivery; Enforceability) and Section 4.11 (Brokers).

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that would have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Merger.

“Parent Termination Fee” means an amount equal to One Million Eight Hundred Sixty Thousand Dollars ($1,860,000).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permits” means any approval, license, permit, consent, order, variance, exemption, waiver, qualification, franchise, registration, certificate or other similar authorization issued or otherwise granted by, or filed with, any Governmental Entity under applicable Law.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID-19 or the COVID-19 Measures.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which adequate reserves have been established in the Company SEC Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, material; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the value, occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used; (iv) Liens not securing indebtedness encumbering or otherwise affecting the Company Leased Real Property or the Company Owned Real Property, which do not materially impair the value, occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (x) matters that would be disclosed by an accurate survey or a visual inspection of the Company Leased Real Property and the Company Owned Real Property, which are not material in amount and do not or would not materially impair the value, occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used; and (xi) Liens set forth on Section 8.1(c) of the Company Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Data” means any information that is “personally identifiable information,” “personal information,” “personal data” or any similar term under one or more applicable Law.

“Proceeding” means any action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, demand, audit, notice of inquiry, investigation or proceeding by or before any Governmental Entity or other Person.

“Release” means any disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representative” means, with respect to any Person, any affiliate, director, officer, manager, partner or employee of such Person, or any financial advisor, accountant, legal counsel, consultant, debt financing source or other authorized agent or representative retained by such Person.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), Russia, and Belarus.

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person acting on behalf or at the direction of any of the Persons mentioned in clauses (i) and (ii); or (iv) any national or Governmental Entity of a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the United Nations Security Council, the European Union, the United Kingdom and all other applicable EU member states.

“SAR Price” means, with regard to the Company Stock Appreciation Rights, the “SAR Price” (on a per share basis) set forth in the corresponding Notice of Stock Appreciation Right Award Agreement, or any Adjustment thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any loss, theft, or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification, or other unauthorized processing of Personal Data owned, used, maintained, received, or controlled by or on behalf of Company or any of its Subsidiaries or the Systems.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls (or is entitled to control, by virtue of such Person’s ownership of voting interests, by contract, or otherwise) the board, managing director, general partner or similar governing body of such partnership, association or other business entity.

“Superior Proposal” means any written Acquisition Proposal made after the date of this Agreement (except that the references in the definition thereof to 25% shall be replaced with 75%), other than this Agreement and the Transactions, on terms that the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) determines in good faith, after consultation with outside financial advisors and outside legal counsel, taking into account such factors as the Company Board (or a duly authorized committee thereof acting with the full force and authority of the Company Board) considers to be appropriate, to be (a) more favorable to the Company or the Company’s stockholders, including from a financial point of view, than the Transactions (taking into account any revisions pursuant to Section  5.3(e)) and (b) reasonably capable of being completed on the terms proposed.

“Supporting Stockholders” means John D. Baker II and Thompson S. Baker II.

“Takeover Statutes” means any “affiliated transaction”, “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration required to be filed or actually filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, escheat, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalties, or additional amounts imposed in respect of any of the foregoing.

“Termination Fee” means either the Company Termination Fee or Parent Termination Fee, as applicable.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Trade Control Laws” means (a) all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Documents” means this Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“Willful and Material Breach” means (i) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (ii) with respect to any material breach of a covenant or other agreement, that is a consequence of a willful act or willful failure to act undertaken by the breaching party with actual knowledge that such party’s action or failure to act would result in or constitute a material breach of this Agreement.

8.2          Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2023 Bonus Plan	5.6(c)
Affiliate Contract	3.21
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Articles of Merger	1.2
Book-Entry Shares	2.2(b)(ii)
Certificates	2.2(b)(i)
Closing	1.2
Closing Date	1.2
Closing Legal Impediment	6.1(b)
Company	Preamble
Company Benefit Plan	3.11(a)
Company Board	Preamble
Company Board Recommendation	3.3(b)
Company Board Recommendation Change	5.3(d)(i)
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Schedule	Article 3
Company Financial Advisor	3.24
Company Leased Real Property	3.14(b)
Company Material Contracts	3.16(c)
Company Meeting	5.4(a)(i)
Company Owned Real Property	3.14(a)
Company Preferred Stock	3.2(a)
Company Real Property	3.14(d)
Company Registered IP	3.19(a)
Company Related Parties	7.2(e)
Company SEC Documents	3.5(a)
Company SEC Financial Statements	3.5(c)
Company Stockholder Approval	3.3(c)

Confidentiality Agreement	5.2(b)
Continuation Period	5.6(a)
Continuing Employee	5.6(a)
D&O Insurance	5.7(c)
Data Partners	3.20(a)
Debt Financing	4.5
Debt Financing Commitment Letter	4.5
Disclosure Schedule	Article 4
Effective Time	1.2
Event Notice Period	5.3(e)(i)(1)
FBCA	Preamble
FHWA	3.23
Financing Indemnified Parties	5.14(c)
Financing Purposes	4.5(c)
FMCSA	3.23
Indemnitee	5.7(a)
Indemnitees	5.7(a)
Intervening Event	5.3(e)(i)
Leased Real Property Leases	3.14(b)
Merger	Preamble
Merger Consideration	2.1(a)
No-Shop Period Start Date	5.3(a)
Operational Tractors and Trailers	3.23(a)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent Related Parties	7.2(e)
Payee	2.4
Paying Agent	2.2(a)
Payoff Letters	5.15
Payor	2.4
Proposal Notice Period	5.3(e)(ii)(2)
Proxy Statement	5.4(a)(ii)
Reference Date	3.2(a)
Replacement Debt Financing	5.14(d)
Representatives	5.3(a)
Sarbanes-Oxley Act	3.5(a)
Share	Preamble
Shares	Preamble
Spare Trailers	3.23(a)
Surviving Corporation	1.1(a)
Systems	3.19(e)
Tax Sharing Agreement	3.15(f)
Termination Fee Collection Costs	7.2(d)
Termination Fee Payee	7.2(d)
Termination Fee Payor	7.2(d)
Transactions	1.1(a)
WARN Laws	3.12(i)

Article 9
General Provisions

9.1          Fees and Expenses. Except as otherwise expressly provided herein (including in Section 2.2(a) (Paying Agent), Section 5.2 (Access to Information; Confidentiality), Section 5.7 (Indemnification); Section 5.16 (Transfer Taxes) and Section  7.2(d) (Termination Fee and Expenses)), (a) the Company shall pay or cause to be paid all of its and its Subsidiaries’ fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants), and (b) Parent and Merger Sub shall each pay or cause to be paid all of its fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants), in each case, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions. The Company and Parent shall each pay for and be responsible for 50% of any and all filing fees incurred by the parties and payable to any Governmental Entity in connection with any such filings or other submissions with respect to Antitrust Laws.

9.2          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 6:00 p.m., U.S. Central Time, on a Business Day, in each case solely if receipt is confirmed by the receiving party on the same day (but excluding any automated reply, such as an out-of-office notification), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:

Notices to the Parent:

Blue Horizon Partners, Inc.

4312 South Georgia Place

Oklahoma City, OK 73129

Attention:	Matt Herndon

with a copy (which shall not constitute notice) to:

Scudder Law Firm, P.C.

411 South 13th St. 2nd Fl.

Lincoln, NE 68508

Attention:	Mark Scudder

Heidi Hornung-Scherr

Notices to the Company:

Patriot Transportation Holding, Inc.

200 West Forsyth Street 7th Floor

Jacksonville, FL 32202

Attention:	Thompson Baker

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, FL 32202

Attention:	Gardner Davis

John Wolfel

9.3          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (whether by operation of law or otherwise), or delegated by (a) Parent or Merger Sub, without the prior written consent the Company; provided that the Parent or Merger Sub may, without the consent of the Company, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to another wholly owned direct or indirect Subsidiary of Parent or (b) the Company, without the prior written consent of Parent. Notwithstanding the foregoing, the Parent and Merger Sub may assign all of its rights under this Agreement for collateral security purposes to any lender (or any agents therefor) providing financing to Parent and/or Merger Sub and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such financing documents.

9.4          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, so long as the economic or legal substance contemplated by the Transactions is not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision (or any part thereof) is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible and in an equitable manner.

9.5          References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto (including in headings in any parentheticals following section references) are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Any reference to “ordinary course” or “ordinary course of business” shall mean the ordinary course of business consistent with past practice.

9.6          Construction.

(a)        The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(b)        The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

9.7          Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval; provided, further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.8          Complete Agreement. This Agreement and the other agreements expressly referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9          Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that (i) the Company Related Parties and the Parent Related Parties shall be the express third party beneficiaries of and have the right to enforce Section 7.2(e) and 7.2(f), and (ii), following the Effective Time, the holders of Shares and Company Awards shall be express third party beneficiaries of, and have the right to enforce the right to receive the consideration set forth in, Article 2.

9.10        Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, OR (II) ARISING OUT OF THE TRANSACTIONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

9.11        Specific Performance.

(a)        The parties hereto each acknowledge and agree that the other parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, except as otherwise provided in this Section 9.11, each of the Company, Parent and Merger Sub agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or equity (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Each of the parties hereto further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)        In furtherance of the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by Parent and (ii) to cause Parent to consummate the Merger and the Transactions, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if, solely in the case of this clause (ii), (A) all conditions in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and (C) the Company has irrevocably confirmed to Parent in writing that if specific performance were granted and the Debt Financing were funded, then the Company will take such actions required of it by this Agreement to cause the Closing to occur.

9.12        Delivery. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.

9.13        Counterparts. This Agreement may be executed in multiple counterparts, including by electronic transmission, any one of which need not contain the signature of more than one party hereto, but all such counterparts taken together shall constitute one and the same instrument.

9.14        Governing Law.

(a)        This Agreement, together with all Proceedings, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Proceeding or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Florida applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction), that would cause the application of the Laws of any jurisdiction other than the State of Florida.

(b)        Notwithstanding anything herein to the contrary, the parties hereto agree that any dispute, claim, cross-claim, third-party claim, legal action, suit, proceeding or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, (i) involving or against a Debt Financing Source arising out of or relating hereto, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Commitment Letter or the performance thereof, or any of the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof and (ii) involving any interpretation or application of “Company Material Adverse Effect” or any similar term, including, without limitation, within the purview of the preceding clause (i), shall be shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles thereof.

9.15        Consent to Jurisdiction.

(a)        THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE FEDERAL AND STATE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF FLORIDA (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN THE STATE OF FLORIDA). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED BY FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)        Notwithstanding anything to the contrary contained herein, each party to this Agreement acknowledges and irrevocably agrees (i) that any action, suit, claim or proceeding, cause of action, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against any of the Debt Financing Sources or any affiliate thereof arising out of or relating to this Agreement or any Debt Financing Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof, (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such action or proceeding in any other court, (iii) to waive any right to trial by jury in respect of any such action or proceeding, (iv) that none of the Debt Financing Sources will have any liability to the Company (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), (v) that the Debt Financing Sources and their respective affiliates are express third-party beneficiaries of this Section 9.15(b), and (vi) Section 9.3 and this Section 9.15 and the definitions of “Company Material Adverse Effect” and “Debt Financing Sources” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions) in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder. For clarity, in no event shall the provisions of this Section 9.15(b) apply to Parent or its affiliates, regardless of whether any such Person is a lender, Debt Financing Source or an affiliate thereof.

9.16        Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

9.17        Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Proceeding (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based upon, arising out of, or related to or by reason of (i) this Agreement or any other Transaction Document or the Transactions, (ii) the negotiation, execution or performance this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (iii) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein or (iv) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein to be consummated may only be brought against, the Persons that are expressly named as parties hereto or thereto, as applicable (together with any assignee of a party hereto pursuant to Section 9.3 (Assignment)) and then only with respect to the specific obligations set forth herein with respect to such party. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and the Company Related Parties and Parent Related Parties, as applicable, that no recourse under this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other person, including any Parent Related Party or Company Related Party, and no other person, including any Parent Related Party or Company Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no Liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject in all respects to the limitations set forth in this Agreement) (x) against any person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, or (y) against Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary herein or otherwise, no Parent Related Party or Company Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

9.18        Disclosure Schedules. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of), the representations and warranties (or covenants, as applicable), of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Each party hereto has or may have set forth information in the Disclosure Schedules in a section thereof that corresponds to the Section of this Agreement to which it relates. The specification of any dollar amount contained in the representations or warranties in this Agreement, or the fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The mere inclusion of an item in the Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that (a) such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (b) such information (or any non-disclosed information of comparable or greater significance) is required to be disclosed by the terms of this Agreement or is material to the business, results of operations or financial condition of the Company, Parent or Merger Sub, as applicable. Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the meanings given to them in this Agreement.

9.19        Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing except that this Section 9.19 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

9.20        Waiver of Conditions.

(a)        The conditions to the obligations of each party hereto to consummate the Transactions are for the sole benefit of each such party, and may be waived only by each such party in whole or in part to the extent permitted by applicable Laws.

(b)        No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

9.21        Obligations of Parent, Merger Sub and the Company. Whenever this Agreement requires a Subsidiary of Parent (including Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

Blue Horizon Partners, Inc.

By:	/s/ Matt Herndon
	Name:	Matt Herndon
	Title:	President

Merger Sub:

Blue Horizon Partners Merger Sub, Inc.

By:	/s/ Matt Herndon
	Name:	Matt Herndon
	Title:	President

[Signature Page to Agreement and Plan of Merger]

The Company:

Patriot Transportation Holding, Inc.

By:	/s/ Robert E. Sandlin
	Name:	Robert E. Sandlin
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

ARTICLES OF INCORPORATION

OF SURVIVING CORPORATION

Amended and Restated

Articles of Incorporation

of

PATRIOT TRANSPORTATION HOLDING, INC.

Article I:	The name of the corporation is:

Patriot Transportation Holding, Inc.

Article II:	The principle place of business address is:

4312 S. Georgia Place

Oklahoma City, OK 73129

The mailing address of the corporation is:

4312 S. Georgia Place

Oklahoma City, OK 73129

Article II:	The purpose for which this corporation is organized is:

Any and all lawful business.

Article IV:	The number of shares the corporation is authorized to issue is:

100,000

Article V:	The name and Florida street address of the registered agent is:

[_______________]

[_______________]

I certify that I am familiar with and accept the responsibilities of the registered agent.

Registered Agent Signature: ___________________________

Article VI:	The name and address of the incorporator is:

[_______________]

[_______________]

[Exhibit A to Agreement and Plan of Merger]

Article VII:	The effective date for these Amended and Restated Articles of Incorporation shall be:

[_______________]

[Exhibit A to Agreement and Plan of Merger]